Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

HOLLYWOOD ENTERTAINMENT CORPORATION

and

MOVIE GALLERY, INC.

and

TG HOLDINGS, INC.

Dated as of January 9, 2005

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS
1.1 Definitions.

ARTICLE II. THE MERGER
2.1 The Merger
2.2 Organizational Documents
2.3 Directors and Officers

ARTICLE III. CONVERSION OF SECURITIES AND RELATED MATTERS
3.1 Capital Stock of Acquiror
3.2 Cancellation of Parent and Acquiror-Owned Shares
3.3 Conversion of Company Shares
3.4 Exchange of Certificates
3.5 Company Stock Options
3.6 Adjustments

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
4.1 Corporate Existence and Power
4.2 Corporate Authorization
4.3 Third Party Authorization
4.4 Non-Contravention
4.5 Capitalization
4.6 Subsidiaries
4.7 Company SEC Documents
4.8 Financial Statements; No Material Undisclosed Liabilities
4.9 Internal Control over Financial Reporting; Disclosure Controls and Procedures Certifications
4.10 Absence of Certain Changes
4.11 Litigation
4.12 Taxes
4.13 Employee Benefits
4.14 Compliance with Laws; Licenses, Permits and Registrations
4.15 Finders’ Fees, Opinion of Financial Advisor
4.16 Affiliate Transactions
4.17 Intellectual Property
4.18 Material Contracts
4.19 Termination of Previous Merger Agreement
4.20 Real Estate
4.21 Accounts Payable and Inventory
4.22 Suppliers
4.23 Personnel, etc.
4.24 Assets
4.25 Insurance
4.26 Change of Control Plan

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUIROR
5.1 Corporate Existence and Power
5.2 Corporate Authorization
5.3 Governmental Authorization
5.4 Non-Contravention
5.5 Financing
5.6 Finders’ Fees

ARTICLE VI. COVENANTS OF THE COMPANY
6.1 Company Interim Operations
6.2 Acquisition Proposals; Board Recommendation
6.3 The Notes Tender Offer
6.4 Real Property Holding Company
6.5 Change of Control Plan

ARTICLE VII. COVENANTS OF PARENT AND ACQUIROR
7.1 Director and Officer Liability
7.2 Transfer Taxes
7.3 Efforts to Obtain Financing and Substitute Financing

ARTICLE VIII. COVENANTS OF PARENT, ACQUIROR AND THE COMPANY
8.1 Efforts and Assistance/HSR Act
8.2 Shareholder Meeting/Proxy Statement
8.3 Public Announcements
8.4 Access to Information; Notification of Certain Matters
8.5 Further Assurances
8.6 Disposition of Litigation
8.7 Confidentiality Agreement
8.8 Cooperation 144A Offering

ARTICLE IX. CONDITIONS TO MERGER
9.1 Conditions to the Obligations of Each Party
9.2 Condition to the Obligations of the Company
9.3 Conditions to the Obligations of Acquiror

ARTICLE X. TERMINATION
10.1 Termination
10.2 Effect of Termination
10.3 Fees and Expenses

ARTICLE XI. MISCELLANEOUS
11.1 Notices
11.2 Survival
11.3 Amendments; No Waivers
11.4 Successors and Assigns

ii

11.5 Counterparts; Effectiveness; Third Party Beneficiaries
11.6 Governing Law
11.7 Jurisdiction
11.8 Entire Agreement
11.9 Authorship
11.10 Severability
11.11 Waiver of Jury Trial
11.12 Headings; Construction

Annex 1.1 Definition of Knowledge

Annex 4.26(a) Change of Control Plan

Annex 4.26(b) Change of Control Plan Participants

Annex 6.5 Change of Control Plan Amendment

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 9, 2005, by and among Hollywood Entertainment Corporation, an Oregon corporation (the “Company”), Movie Gallery, Inc., a Delaware corporation (“Parent”), and TG Holdings, Inc., an Oregon corporation (“Acquiror”) wholly owned by Parent.

WHEREAS, it is the intention of the parties that Acquiror shall merge with and into the Company (the “Merger”) with the Company being the surviving corporation and a wholly owned subsidiary of Parent;

WHEREAS, the Special Committee of the Board of Directors of the Company (the “Special Committee”) and the Board of Directors of the Company, each consisting of a majority of directors who have no direct or indirect interest in the transactions contemplated by this Agreement, other than ownership of Company Shares (as defined below) and Company Options (as defined below), have determined, by the unanimous vote of all of the directors voting on the matter, that it is fair to and in the best interests of the Company and the holders of the Company’s common stock (the “Company Shares”), (i) to terminate the Prior Merger Agreement (as defined below); and (ii) to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Oregon Business Corporation Act (the “OBCA”);

WHEREAS, the Special Committee and the Board of Directors of the Company, by resolutions unanimously adopted by all of the directors voting on the matter, have (i) approved the termination of the Prior Merger Agreement, (ii) approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the OBCA; (iii) resolved that this Agreement be submitted for a vote at a meeting of Company Shareholders and (iv) resolved to recommend that the holders of Company Shares approve this Agreement;

WHEREAS, the Board of Directors of Acquiror has unanimously (i) determined that the Merger is fair to and in the best interests of Acquiror and its shareholders, (ii) adopted resolutions approving and declaring advisable this Agreement and the Merger and the other transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the OBCA and (iii) resolved to recommend that the holders of Acquiror Common Shares (as defined below) approve this Agreement;

WHEREAS, Parent, as the sole shareholder of Acquiror, has adopted and approved this Agreement and approved the transactions contemplated hereby; and

NOW, THEREFORE, in consideration of the premises and promises contained herein, and intending to be legally bound, the parties hereto agree as set forth below.

ARTICLE I

DEFINITIONS

1.1           Definitions.

As used herein, the following terms have the meanings set forth below:

“Acquiror” has the meaning specified in the recitals to this Agreement.

“Acquiror Common Shares” means the common stock of Acquiror.

“Acquiror Disclosure Schedule” has the meaning specified in the preamble to Article V.

“Acquiror Material Adverse Effect” means any change or effect that would prevent or materially impair the ability of Parent or Acquiror to consummate the Merger and the other transactions contemplated hereby in a timely manner.

“Acquisition Proposal” means any inquiry, offer or proposal from any Person (whether or not in writing and whether or not conditional) (other than an offer or proposal by or on behalf of Parent or Acquiror or any Affiliate of Parent (other than any shareholder of Parent that is not a director or officer of Parent), including the Merger and the transactions contemplated hereby) relating to, or that could reasonably be expected to lead to: (a) a transaction pursuant to which any Person or group of Persons acquires or would acquire Beneficial Ownership of more than fifteen percent (15%) of the outstanding voting power of the Company, whether from the Company or pursuant to a tender offer, exchange offer or otherwise, (b) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction which would result in a Third Party acquiring fifteen percent (15%) or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole, (c) any transaction which would result in a Third Party acquiring fifteen percent (15%) or more of the fair market value of the assets (including, without limitation, the capital stock of Subsidiaries) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise), or (d) any combination of the foregoing.

“Adverse Recommendation Notice” has the meaning specified in Section 6.2(c).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person.  For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Antitrust Division” has the meaning specified in Section 8.1(d).

“Articles of Merger” has the meaning specified in Section 2.1(b).

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Balance Sheet Date” means December 31, 2003.

“Bank Commitment Letter” has the meaning specified in Section 5.5.

“Beneficial Ownership” shall have the meaning provided therefor under Section 13(d) of the Exchange Act and the rules and regulations promulgated under such Section.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to be closed in New York, New York or Portland, Oregon.

“Certificate” has the meaning specified in Section 3.3.

“Change of Control Plan” means the Company’s Change of Control Plan for Senior Management, dated as of February 3, 2001.

“Class Shareholders” has the meaning specified in Section 9.3(b).

“Closing” has the meaning specified in Section 2.1(d).

“Closing Date” has the meaning specified in Section 2.1(d).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Company” has the meaning specified in the preamble to this Agreement.

“Company Adverse Recommendation Change” has the meaning specified in Section 6.2(c).

“Company Articles of Incorporation” means the Restated Articles of Incorporation of the Company, as amended.

“Company Balance Sheet” means the Company’s consolidated balance sheet included in the Company’s Annual Report on Form 10-K relating to its fiscal year ended on December 31, 2003.

“Company By-laws” means the 1999 Restated By-laws of the Company.

“Company Contract” means any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, commitment, arrangement, Permit, concession, franchise, limited liability or partnership agreement, or other instrument to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound.

“Company Disclosure Schedule” has the meaning specified in the preamble to Article IV.

“Company Employee Plans” has the meaning assigned in Section 4.13(a).

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which had or has a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement.  In no event, however, shall any of the following, in and of itself, constitute a Company Material Adverse Effect: (i) any change in the trading price of the Company Shares between the date hereof and the Effective Time (it being understood that any fact or development giving rise to or contributing to such change in the trading price of the Company Shares may be the cause of a Company Material Adverse Effect); (ii) any changes, effects, events, occurrences, states of facts or developments resulting from any change in law or generally accepted accounting principles that affect generally entities such as the Company; (iii) any effect resulting from compliance by the Company with the terms of this Agreement; (iv) the effect of any change that is generally applicable to the industries in which the Company operates or the United States economy or securities markets or the world economy or international securities markets, (v) the effect of any change arising in connection with earthquakes or acts of war, sabotage or terrorism, (vi) any effect of the public announcement of this Agreement, the transactions contemplated hereby or the consummation of such transactions or (vii) any change in the mix of the sources of the Company’s total revenue.

“Company Options” means any options to purchase Company Shares granted pursuant to the Company Option Plans.

“Company Option Plans” means the Company’s 1993 Stock Incentive Plan, as amended, the Company’s 1997 Employee Nonqualified Stock Option Plan, as amended and the Company’s 2001 Stock Incentive Plan.

“Company POS Systems” means the two software programs which manage the point-of-sale information collection for the Hollywood Video stores and the Game Crazy stores, respectively.

“Company Preferred Stock” has the meaning specified in Section 4.5(a).

“Company Proxy Statement” has the meaning specified in Section 8.2(c).

“Company Recommendation” has the meaning specified in Section 6.2(c).

“Company Returns” has the meaning specified in Section 4.12.

“Company SEC Documents” means each form, registration statement (in the form declared effective by the SEC), prospectus, report, schedule, definitive proxy statement or other document filed or otherwise furnished by the Company or any of its Subsidiaries with or to the SEC since January 1, 2000 pursuant to the Securities Act or the Exchange Act, in each case including all exhibits, appendices and attachments thereto, whether filed or otherwise furnished therewith or incorporated by reference therein.

“Company Securities” has the meaning specified in Section 4.5(b).

“Company Shares” has the meaning specified in the recitals to this Agreement.

“Company Shareholders” or “Shareholders” means the holders of Company Shares.

“Company Shareholder Approval” means approval of this Agreement by the vote of holders of a number of Company Shares equal to the sum of (a) a number of Company Shares equal to 50% of the outstanding Company Shares, plus (b) one Company Share.

“Company Shareholder Meeting” has the meaning specified in Section 8.2(b).

“Company Subsidiary” means a Subsidiary of the Company.

“Confidentiality Agreement” has the meaning specified in Section 8.4(a).

“Current Policies” has the meaning specified in Section 7.1(a).

“Default” has the meaning specified in Section 4.18(c).

“Effective Time” has the meaning specified in Section 2.1(b).

“Eligible Assignees” has the meaning specified in Section 5.5.

“End Date” has the meaning specified in Section 10.1(b)(i).

“Environmental Laws” has the meaning specified in Section 4.14(d).

“Equity Interest” means with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock or other equity interests (including, without limitation, partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person) whether outstanding on the date hereof or issued after the date hereof.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning specified in Section 3.4(a).

“Exchange Fund” has the meaning specified in Section 3.4(a).

“Financing” has the meaning specified in Section 5.5.

“FTC” has the meaning specified in Section 8.1(d).

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Entity” means any supranational, federal, state, local or foreign government, court, administrative agency or commission or other governmental or regulatory authority or instrumentality.

“Hollywood Management Company” means Hollywood Management Company, an Oregon corporation and a wholly owned Subsidiary of the Company.

“HSR Act” has the meaning specified in Section 4.3.

“Insurance Policies” has the meaning specified in Section 4.25.

“Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, any and all website content, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all source code and object code versions of computer software (including data and related documentation), (vii) all moral rights, (viii) all other proprietary rights, and (ix) all copies and tangible embodiments thereof (in whatever form or medium), any rights in or licenses of any of the foregoing, and any claims or causes of actions (pending or filed) arising out of or related to any infringement or misappropriation of any of the foregoing.

“Knowledge” as used in this Agreement shall refer to the actual knowledge, after due inquiry, of each of the Persons listed on Annex 1.1.

“Law” means any supranational, federal, state, local, or foreign law, rule, regulation, judgment, code, ruling, statute, order, decree, injunction, ordinance or other legal requirement (including any arbitral decision or award).

“Leases” has the meaning specified in Section 4.20.

“Lenders” has the meaning specified in Section 5.5.

“License-In Agreements” has the meaning specified in Section 4.17(b).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind; provided, however, that the term “Lien” shall not include (a) liens for utilities and current Taxes not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar liens arising or incurred in the ordinary course of business relating to claims not yet due or payable or (c) liens for Taxes (not to exceed $500,000 in the aggregate) being contested in good faith.

“Material Contract” and “Material Contracts” have the meanings specified in Section 4.18(a).

“Merger” has the meaning specified in the recitals to this Agreement.

“Merger Consideration” has the meaning specified in Section 3.3.

“Merger Funds” has the meaning specified in Section 5.6.

“MLCC” has the meaning specified in Section 5.5.

“Noteholders” has the meaning specified in Section 6.3(b).

“Notes Offer to Purchase” has the meaning specified in Section 6.3(b).

“Notes Tender Offer” has the meaning specified in Section 6.3(a).

“Notes Tender Offer Documents” has the meaning specified in Section 6.3(b).

“Notice of Superior Proposal” has the meaning specified in Section 6.2(b).

“OBCA” has the meaning specified in the recitals to this Agreement.

“Parent” has the meaning specified in the preamble to this Agreement.

“Parent Expense Reimbursement Amount” means all reasonable, documented, out of pocket expenses and fees (including reasonable attorneys fees) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement; provided that this amount shall not be greater than Three Million and No/100 Dollars ($3,000,000.00).

“Permits” has the meaning specified in Section 4.14.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity.

“Premises” has the meaning specified in Section 8.4(c).

 “Prior Merger Agreement” means that certain Amended and Restated Agreement and Plan of Merger, dated as of October 13, 2004, by and among the Company, Carso Holdings Corporation and Hollywood Merger Corporation, which agreement was terminated by the Company as of or prior to the date hereof in accordance with the provisions of Section 10.1(f) thereof.

“Real Property” has the meaning specified in Section 4.20.

“Record Holder” has the meaning specified in Section 3.4(b).

“Replacement Policies” has the meaning specified in Section 7.1(a).

“Representatives” has the meaning specified in Section 6.2(a).

 “SEC” means the United States Securities and Exchange Commission.

“Secretary of State” has the meaning specified in Section 2.1(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Subordinated Notes” means the Company’s 9.625% Senior Subordinated Notes due 2011 issued pursuant to the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Indenture” means the indenture relating to the Senior Subordinated Notes, dated as of January 25, 2002, among the Company, Hollywood Management Company and BNY Western Bank, as trustee, as supplemented by the First Supplemental Indenture.

“Special Committee” has the meaning specified in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any other Person (including joint ventures) of which such Person, directly or indirectly, (a) has the right or ability to elect, designate or appoint a majority of the Board of Directors or other Persons performing similar functions for such Person, whether as a result of the beneficial ownership of Equity Interests, contractual rights or otherwise or (b) beneficially owns a majority of the voting Equity Interests or a majority of the economic interests.

“Substitute Financing” has the meaning specified in Section 7.3.

“Superior Proposal” means any bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 75% for purposes of this definition) that a majority of the members of the Company’s Board of Directors or Special Committee, as appropriate, determines in good faith by resolution duly adopted, after consultation with its outside legal counsel and a nationally recognized investment banking firm, (a) provides to the Company Shareholders consideration with a value per Company Share that exceeds the value per Company Share of the consideration provided for in this Agreement (after taking into account any revisions made or proposed by Parent or Acquiror) and (b) is reasonably capable of being consummated on the terms proposed (taking into account all legal, financial, regulatory and other relevant considerations, including, without limitation, the Person or Persons making the Acquisition Proposal and the likelihood of obtaining financing).

“Surviving Corporation” has the meaning specified in Section 2.1(a).

“Takeover Statute” means any restrictive provision or any applicable “fair value,” “control share acquisition,” “interested shareholder” or other similar anti-takeover statute or regulation, including Sections 60.801 through 60.816 of the OBCA and Sections 60.825 through 60.845 of the OBCA.

“Taxes” means all United States federal, state, local or foreign income, profits, estimated gross receipts, windfall profits, environmental (including taxes under Section 59A of the Code), severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, escheat, capital gains, capital stock, employment, withholding, social security (or similar), disability, transfer, registration, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, estimated, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to taxes that may become payable in respect therefor imposed by any Governmental Entity, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Termination Fee” means a cash amount equal to Twenty-Seven Million and No/100 Dollars ($27,000,000.00), which shall be paid as provided in Section 10.2.

“Third Party” means any Person (or group of Persons) other than Parent, Acquiror or any of their Affiliates (other than any shareholder of Parent that is not a director or officer of Parent).

“Third Party Acquisition” means the consummation by a Third Party of any transaction or series of transactions described in clauses (a) through (d) of the definition of “Acquisition Proposal.”

“Transfer Taxes” has the meaning specified in Section 7.2.

“WB” has the meaning specified in Section 5.5.

“WCI” has the meaning specified in Section 5.5.

“WCM” has the meaning specified in Section 5.5.

ARTICLE II

THE MERGER

2.1           The Merger.

(a)           At the Effective Time, Acquiror shall be merged with and into the Company in accordance with the terms and conditions of this Agreement and the OBCA, at which time the separate corporate existence of Acquiror shall cease and the Company shall continue its existence as the surviving corporation.  In its capacity as the corporation surviving the Merger, this Agreement sometimes refers to the Company as the “Surviving Corporation.”

(b)           As soon as practicable on or after the Closing Date, the Company will file articles of merger or other appropriate documents (the “Articles of Merger”) with the Secretary of State of the State of Oregon (the “Secretary of State”) and make all other filings or recordings required by the OBCA in connection with the Merger.  The Merger shall become effective when the Articles of Merger are duly filed with and accepted by the Secretary of State, or at such later time as is agreed upon by the parties and specified in the Articles of Merger (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

(c)           From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the OBCA.  Without limiting the generality of the foregoing, at the Effective Time, without further act or deed, all the property, rights, immunities, privileges, powers, franchises and licenses of the Company and Acquiror shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions and duties of each of the Company and Acquiror shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

(d)           The closing of the Merger (the “Closing”) shall be held at the offices of Troy & Gould Professional Corporation, 1801 Century Park East, Los Angeles, CA 90067 (or such other place as agreed by the parties) not later than the third Business Day following the date on which all of the conditions set forth in Article IX are satisfied or waived (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless the parties hereto agree to another date.  The date upon which the Closing occurs is hereinafter referred to as the “Closing Date.”

2.2           Organizational Documents.

(a)           At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended to read in their entirety as do the Articles of Incorporation of the Acquiror, and as so amended shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided in the OBCA.

(b)           At the Effective Time, the By-laws of the Acquiror as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by the OBCA and the Articles of Incorporation of the Surviving Corporation.

2.3           Directors and Officers.

(a)           From and after the Effective Time, the directors of Acquiror shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, the OBCA and this Agreement.

(b)           From and after the Effective Time, the officers of the Acquiror shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, the OBCA and this Agreement.

ARTICLE III

CONVERSION OF SECURITIES AND RELATED MATTERS

3.1           Capital Stock of Acquiror.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Acquiror Common Share that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2           Cancellation of Parent and Acquiror-Owned Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share, each Company Share owned by Parent, Acquiror or any Company Subsidiary, if any, immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no payment shall be made or consideration delivered in respect therefor.

3.3           Conversion of Company Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share, each Company Share issued and outstanding immediately prior to the Effective Time other than any Company Shares to be cancelled pursuant to Section 3.2 shall be canceled, retired and shall cease to exist and shall be converted automatically into the right to receive from Parent (or a Subsidiary thereof) an amount in cash equal to Thirteen and 25/100 Dollars ($13.25) (the “Merger Consideration”), payable by Parent (or a Subsidiary thereof) to the holder thereof upon surrender of the certificate (a “Certificate”) which immediately prior to the Effective Time represented any such Company Shares in the manner provided in Section 3.4; and no other consideration shall be delivered or deliverable on or in exchange therefor.

3.4           Exchange of Certificates.

(a)           Exchange Agent.  Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company as agent (the “Exchange Agent”) for the benefit of holders of Company Shares for the purpose of exchanging, pursuant to this Article III, Certificates representing Company Shares for the Merger Consideration.  On or before the Closing Date, Parent will deposit or cause to be deposited with the Exchange Agent the aggregate Merger Consideration to be paid in respect of all Company Shares pursuant to this Article III (the “Exchange Fund”), and except as contemplated by Section 3.4(e), Section 3.4(f) or Section 3.4(g) hereof, the Exchange Fund shall not be used for any other purpose.  The Exchange Agent shall invest such Merger Consideration as directed by Parent.  Any interest and other income resulting from such investments shall be paid to Parent. All fees, costs and expenses of the Exchange Agent shall be borne by Parent.

(b)           Exchange Procedures.  As promptly as practicable after the Effective Time (but not later than five (5) Business Days after the date on which the Effective Time occurs), the Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each record holder of Certificates (“Record Holder”) immediately prior to the Effective Time, a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Exchange Agent), for use in the exchange contemplated by this Section 3.4.  Upon surrender of a Certificate to the

Exchange Agent, together with a duly executed letter of transmittal, the holder shall be entitled to receive in exchange therefor, the Merger Consideration as provided in this Article III in respect of the Company Shares represented by the Certificate (after giving effect to any required withholding Tax).  Until surrendered as contemplated by this Section 3.4, each such Certificate representing Company Shares shall be deemed, after the Effective Time, to represent only the right to receive the Merger Consideration.  No interest shall be paid on any such delivery of cash to be paid pursuant to this Article III upon such delivery.

(c)           No Further Rights in Company Shares.  Holders of Company Shares shall cease to be, and shall have no rights as, shareholders of the Company, other than to receive (i) any dividend or other distribution with respect to the Company Shares with a record date occurring prior to the Effective Time and (ii) the Merger Consideration provided in Section 3.3. All cash paid upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Company Shares represented thereby.  As of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the Company’s stock transfer books of any Company Shares, other than transfers that occurred before the Effective Time.  If, after the Effective Time, Certificates representing Company Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.4.

(d)           Alternate Endorsement.  If payment of the Merger Consideration in respect of Company Shares is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that such Taxes either have been paid or are not payable.

(e)           Return of Merger Consideration.  Upon demand by Parent, the Exchange Agent shall deliver to Surviving Corporation any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 3.4 (with any interest and earnings thereon) that remains undistributed to Record Holders twelve (12) months after the Effective Time. Record Holders who have not complied with this Section 3.4 prior to the demand by Parent shall thereafter look only to Surviving Corporation for payment of any claim to the Merger Consideration without any interest thereon.  Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f)            No Liability.  None of the Surviving Corporation, Parent or the Exchange Agent shall be liable to any Person in respect of amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)           Withholding Rights.  Parent, Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder to any holder of any Certificate any amounts that it is required to deduct and withhold with respect to payment under any provision of federal, state, local or foreign Tax Law.  To the extent that amounts are so withheld, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificate.

(h)           Lost Certificates.  If any Certificate has been or is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that a Certificate has been lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to that Certificate, the Exchange Agent will deliver to such Person in exchange for such lost, stolen or destroyed Certificate, the proper amount of the Merger Consideration.

(i)            Exchange of Acquiror Stock Certificates.  Immediately after the Effective Time, the Surviving Corporation shall deliver to Parent in exchange for the certificates which immediately prior to the Effective Time represented all the outstanding Acquiror Common Shares that were converted into the right to receive shares of common stock of the Surviving Corporation in accordance with Section 3.1, share certificates registered in the name of Parent, representing the number of shares of common stock of the Surviving Corporation to which Parent is so entitled by virtue of Section 3.1.

3.5           Company Stock Options.  With respect to each outstanding Company Option, the Board of Directors of the Company shall provide a 30-day period prior to the consummation of the Merger during which time each outstanding Company Option shall be exercisable to the extent vested.  At the Effective Time, each unexercised Company Option (whether vested or unvested) shall be cancelled with the holder thereof becoming entitled to receive an amount in cash equal to the excess, if any, of (i) the Merger Consideration over (ii) the per share exercise price of such Company Option, multiplied by the number of Company Shares subject to such cancelled Company Options, as such amount may be reduced by any applicable withholding Taxes.

3.6           Adjustments.  If between the date of this Agreement and the Effective Time the number of outstanding Company Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like other than pursuant to the Merger, the amount of Merger Consideration shall be correspondingly adjusted and, if and as appropriate, all other appropriate corresponding adjustments shall be made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company disclosure schedule delivered by the Company to the Acquiror prior to the execution of this Agreement (the “Company Disclosure Schedule”) with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates (it being understood that any information set forth in a particular section of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is clearly apparent on its face), the Company represents and warrants to Parent and Acquiror as set forth below:

4.1           Corporate Existence and Power.

(a)           The Company is a corporation, duly incorporated and validly existing under the Laws of the State of Oregon, and has all corporate power and authority required to own, lease and operate its properties, to carry on its business as now conducted and (assuming this Agreement is duly approved and adopted at the Company Shareholder Meeting) to consummate the Merger and the other transactions contemplated hereby.

(b)           The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified has not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           The Company has made available to Acquiror a complete and correct copy of the Company Articles of Incorporation and Company By-laws and the Articles of Incorporation and By-laws (or other constituent documents) of each of the Company Subsidiaries. The corporate records and minute books of the Company and each of the Company Subsidiaries reflect all material action taken and authorizations made at meetings of such companies’ Boards of Directors or any committees thereof and at any shareholders’ meetings thereof.

4.2           Corporate Authorization.

(a)           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize or consummate this Agreement or to consummate the other transactions contemplated hereby (other than the filing and recordation of the appropriate documents with respect to the Merger in accordance with the OBCA).

(b)           On or prior to the date hereof, the Company’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the Company Shareholders, (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby and thereby, including the Merger, (iii) adopted resolutions declaring this Agreement and the Merger advisable, (iv) adopted resolutions directing that this Agreement be submitted to a vote at a meeting of Company Shareholders; (v) adopted resolutions recommending to the Company Shareholders that they vote in favor of approving this Agreement in accordance with the terms hereof; and (vi) adopted resolutions approving this Agreement and the Merger, prior to the date on which, to the Knowledge of the Company, any Person that is a party to this Agreement became an “interested shareholder” as such term is defined in Section 60.825 of the OBCA.  Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated hereby constitute (a) a control share acquisition under Sections 60.801 through 60.816 of the OBCA or any applicable Takeover Statute or (b) a prohibited business combination under Section 60.835 of the OBCA or any applicable Takeover Statute.  To the Knowledge of the Company, no other Takeover Statute applies or purports to apply to this Agreement, the Merger or any of the transactions contemplated hereby.  No provision of the Company Articles of Incorporation or the Company By-laws or similar governing instruments of any Company Subsidiary would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a shareholder with respect to, any shares of the Company and any Company Subsidiary that may be acquired or controlled by Parent.

(c)           This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes the valid and binding obligation of Parent and Acquiror, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar laws affecting creditors’ rights generally and by general principles of equity.

4.3           Third Party Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not require any consent, approval, action, order, authorization, or permit of, or registration or filing with, any Governmental Entity or other Third Party, other than (a) the filing of (i) the Articles of Merger in accordance with the OBCA and (ii) the appropriate documents with respect to the Company’s qualification to do business with the relevant authorities of other states or jurisdictions in which the Company is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (c) compliance with any applicable requirements of the Exchange Act; (d) such as may be required under any applicable state securities or blue sky Laws; and (e) other consents, approvals, actions, orders, authorizations, registrations, declarations, filings and permits which, if not obtained or made, have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.4           Non-Contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (a) contravene, breach or conflict with the Company Articles of Incorporation or the Company By-laws, (b) assuming compliance with the matters referred to in Section 4.3, contravene, breach or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or its Subsidiaries or by which any of their respective properties is bound or affected, (c) constitute a Default under (or an event that with notice or lapse of time or both could reasonably be expected to become a Default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any Company Contract (excluding real property leases set forth in Section 4.20(i) of the Company Disclosure Schedule but including real properties leases set forth in Section 4.20(ii) of the Company Disclosure Schedule) or mandatory redemption of indebtedness, or (d) result in the creation or imposition of any material Lien on any asset of the Company or any Company Subsidiary, other than, in the case of clauses (b) or (c) any items that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5           Capitalization.

(a)           The authorized capital stock of the Company consists solely of 100,000,000 Company Shares and 25,000,000 shares of preferred stock (the “Company Preferred Stock”).  As of January 9, 2005, (i) 60,993,769 Company Shares were issued and outstanding, all of which have been duly authorized and validly issued and are fully paid and nonassessable and were issued free of preemptive or similar rights, (ii) no Company Shares were held by Subsidiaries of the Company, (iii) 7,325,698 Company Shares were issuable upon the exercise of Company Options then outstanding (whether or not exercisable), (iv) 5,091,157 Company Shares were reserved for issuance upon the grant of options reserved and available under the Company Option Plans, and (v) no shares of Company Preferred Stock were issued and outstanding.  Since December 31, 2003, the Company has not (i) declared, set aside or paid any dividend or distribution (whether in cash, stock or property) or capital return in respect of any of its Equity Interests including, without limitation, Company Shares, (ii) repurchased, redeemed or otherwise acquired any Company Securities (as defined below), or (iii) amended any material term of any outstanding Company Securities, and its Board of Directors has not resolved to do any of the foregoing.  Since December 31, 2003, the Company has not issued, sold or disposed of any Company Securities other than upon exercise of Company Options outstanding on such date.

(b)           Except as set forth in this Section 4.5, the Company has not issued, or reserved for issuance, any (i) Equity Interests of the Company, (ii) securities of the Company convertible into or exchangeable for Equity Interests of the Company or (iii) options, warrants or other rights to acquire from the Company, or obligations of the Company to issue, any Equity Interests of the Company or securities convertible into or exchangeable for, or requiring payments based on the value of, Equity Interests of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).  There are no outstanding agreements or other obligations of the Company or any Company Subsidiary to issue, sell, repurchase, redeem or otherwise acquire any Company Securities.

(c)           Section 4.5(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all outstanding Company Options (whether or not exercisable) as of January 9, 2005, which list sets forth the name of the holders thereof and, to the extent applicable, (i) the exercise price or purchase price thereof, (ii) the number of Company Shares subject thereto, and (iii) the expiration date thereof.

(d)           On or prior to the date hereof, the Company’s Board of Directors has duly and validly authorized all corporate actions required to be taken by the Company to effect the actions set forth in Section 3.5 hereof.  The terms and provisions of Section 3.5 hereof (i) do not conflict with or violate any of the terms or provisions of the Company Option Plans and (ii) do not require the prior approval or consent of the holders of any Company Options.

4.6           Subsidiaries.

(a)           Section 4.6(a) of the Company Disclosure Schedule lists each Company Subsidiary together with the jurisdiction of incorporation of each Subsidiary.  Except for the Equity Interests in each Company Subsidiary, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any other Person.

(b)           Each Company Subsidiary (i) is a corporation duly incorporated and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all powers and authority required to own, lease or operate its properties, to carry on its business as now conducted, (ii) has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, and (iii) is duly qualified to do business as a foreign corporation or entity and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in the case of clauses (ii) or (iii) above, where the failure to have such licenses, authorizations, consents and approvals or to be so qualified has not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All of the outstanding Equity Interests in each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights.  All of the Equity Interests in each Company Subsidiary are beneficially owned, directly or indirectly, by the Company.  Since December 31, 2003, no Company Subsidiary has (i) declared, set aside or paid any dividend or distribution (whether in cash, stock or property) or capital return in respect of any of its Equity Interests, (ii) repurchased, redeemed or otherwise acquired any of its Equity Interests or other securities, or (iii) amended any material term of any outstanding security of the Company Subsidiary, and its Board of Directors has not resolved to do any of the foregoing.  Since December 31, 2003, no Company Subsidiary has issued, sold or disposed of any Equity Interests.

(c)           Such Equity Interests in each Company Subsidiary are owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of the stock or other ownership interests).  There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for Equity Interests in any Company Subsidiary, (ii) options, warrants or other rights to acquire from the Company or any Company Subsidiary, or obligations of the Company or any Company Subsidiary to issue, any Equity Interests in, or any securities convertible into or exchangeable or exercisable for any Equity Interests in, any Company Subsidiary or (iii) agreements, obligations or arrangements of the Company or any Company Subsidiary to issue, sell, repurchase, redeem or otherwise acquire any Equity Interests of any Company Subsidiary.

(d)           None of the Company or any Company Subsidiary is in violation of any provision of its Articles of Incorporation or By-laws or equivalent organizational documents.

4.7           Company SEC Documents.

(a)           The Company has timely filed or otherwise furnished all forms, registration statements, prospectuses, reports, schedules, definitive proxy statements or other documents required to be filed with or furnished to the SEC by the Company since January 1, 2000.  No Company Subsidiary currently is, and no Company Subsidiary at any time since January 1, 2000 has been, required to file or otherwise furnish any form, report, registration statement or prospectus or other document with or to the SEC.

(b)           As of their respective filing dates, each Company SEC Document including, without limitation, any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) complied in all material respects with all applicable requirements of the Securities Act and/or the Exchange Act, as the case may be and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)           The Company will file with the SEC and promptly will make available to Acquiror true and complete copies of each form, registration statement, report, schedule, proxy or information statement and other documents (including exhibits thereto) required to be filed with the SEC under the Securities Act or the Exchange Act.

4.8           Financial Statements; No Material Undisclosed Liabilities.

(a)           Each of the audited consolidated financial statements (including the notes thereto) (the “Audited Financial Statements”) and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents were prepared in conformity with GAAP throughout the periods involved, and each fairly presents, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and statement of cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements, which adjustments shall not be material).

(b)           There are no liabilities or obligations of the Company or any Company Subsidiary, which, individually or in the aggregate, would be material to the Company and its Subsidiaries taken as a whole, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise and would be required by GAAP to be reflected on a consolidated balance sheet of the Company (including the notes thereto) other than: (i) liabilities or obligations disclosed or provided for in the Company Balance Sheet or disclosed in the notes thereto; (ii) liabilities or obligations incurred after December 31, 2003 in the ordinary course of business consistent with past practice which have not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iii) liabilities under this Agreement or incurred in connection with the transactions contemplated hereby.

4.9           Internal Control over Financial Reporting; Disclosure Controls and Procedures; Certifications.

(a)           The Company and each of its Subsidiaries maintain a process of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and that includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

(b)           The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), which (i) are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) have been evaluated for effectiveness (A) as of a date within 90 days prior to the filing date of each of the Company’s quarterly or annual reports filed since January 1, 2003 and prior to August 14, 2003, and (B) as of the end of each quarterly or annual period of the Company since August 14, 2003; and (iii) are effective in all material respects to perform the functions for which they were established.

(c)           The Company is not aware of (i) any significant deficiency in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls; or (ii) any fraud, whether or not material, that involves management or other present employees who have a significant role in the Company’s internal controls.  Since the most recent evaluation of the Company’s disclosure controls and procedures described in Section 4.9(b) above, there have been no significant changes in internal control over financial reporting or, to the Company’s Knowledge, in other factors that could significantly affect internal control over financial reporting.

(d)           The Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002; such certifications contain no qualifications or exceptions to the matters certified therein, except as to knowledge, and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from the SEC or any other Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications.

4.10         Absence of Certain Changes.  Since December 31, 2003, except as expressly contemplated by this Agreement, the Company and each Company Subsidiary has conducted its business in the ordinary course consistent with past practice and neither the Company nor any Company Subsidiary has engaged in any transaction or series of transactions material to the Company or any Company Subsidiary other than in the ordinary course of business and consistent with past practices, and there has not been any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, constitutes or would be reasonably expected to have, a Company Material Adverse Effect.  Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, since December 31, 2003, there has not been:

(i)            any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Company Subsidiary that has had or would be reasonably expected to have a Company Material Adverse Effect;

(ii)           any amendment or change in the Company Articles of Incorporation or the Company By-laws;

(iii)          any material change by the Company or any Company Subsidiary in its accounting methods, principles or practices (other than changes required by GAAP or Law);

(iv)          any material Tax election, any change in method of accounting with respect to Taxes or any compromise or settlement of any proceeding with respect to any material Tax liability;

(v)           any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any material assets of the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practices;

(vi)          any acquisition (by merger, consolidation, or acquisition of stock or assets) by the Company or any Company Subsidiary of any corporation, partnership or other business organization or division thereof or any Equity Interest therein for consideration;

(vii)         any (A) incurrence of, (B) guarantee with respect to, or (C) provision of credit support for, any indebtedness by the Company or any Company Subsidiary other than pursuant to the Company’s existing credit facilities in the ordinary course of business or any creation or assumption by the Company or any Company Subsidiary of any Lien on any material asset;

(viii)        (A) any employment, deferred compensation, severance, retention or similar agreement entered into or amended by the Company or any Company Subsidiary and any employee, (B) any increase in the compensation payable or to become payable by it to any of its directors or officers or generally applicable to all or any category of the Company’s or any Company Subsidiary’s employees, (C) any increase in the coverage or benefits available under any vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the directors or officers of the Company or any Company Subsidiary or generally applicable to all or any category of the Company’s or any Company Subsidiary’s employees or (D) any severance or retention pay arrangements made to, for or with such directors, officers or employees other than, in the case of clauses (B) and (C) above and only with respect to employees who are not officers or directors of the Company or any Company Subsidiary, increases in the ordinary course of business consistent with past practices and that, in the aggregate, have not resulted in a material increase in the benefits or compensation expense of the Company or any Company Subsidiary;

(ix)           any loan, advance or capital contribution made by the Company or any Company Subsidiary to, or investment in, any Person other than loans, advances or capital contributions, or investments of the Company or any Company Subsidiary made in the ordinary course of business consistent with past practices;

(x)            any waiver, direct or indirect, by the Company or any Company Subsidiary of (A) any right or rights of material value or (B) any payment of any material debt, liability or other obligation, except for non-material waivers and payments made in the ordinary course of business consistent with past practices;

(xi)           any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to any officer, director, or employee of the Company, any Company Subsidiary or any Affiliate of any of them, or any business or entity in which the Company, any Company Subsidiary or any Affiliate of any of them, or relative of any such Person, has any material, direct or indirect, interest, except for (A) directors’ fees (B) compensation to the officers and employees of the Company in the ordinary course of business consistent with past practices and (C) advancement or reimbursement of expenses in the ordinary course of business consistent with past practices;

(xii)          any amendment, alteration or modification in the terms of any currently outstanding options, warrants or other rights to purchase any capital stock or Equity Interest in the Company or any securities convertible into or exchangeable for such capital stock or Equity Interest, including, without limitation, any reduction in the exercise or conversion price of any such rights or securities, any change to the vesting or acceleration terms of any such rights or securities, or any change to terms relating to the grant of any such rights or securities;

(xiii)         any action which, if it had been taken after the date hereof, would have required the consent of Acquiror under Section 6.1 hereof; or

(xiv)        any agreement to take any of the actions specified in this Section 4.10, except for this Agreement.

4.11         Litigation.  There is no action, suit, claim, investigation, arbitration or proceeding pending, or to the Knowledge of the Company threatened, against the Company or any Company Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity that has had, or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the Knowledge of the Company, there is no basis for any such action, suit, claim, investigation, arbitration or proceeding.  Neither the Company, nor any Company Subsidiary, any officer, director or employee of the Company or any Company Subsidiary has been permanently or temporarily enjoined by any order, judgment or decree of any arbitrator or any Governmental Entity from engaging in or continuing any conduct or practice in connection with the business or assets of the Company or any Company Subsidiary nor, to the Company’s and the Company Subsidiaries’ Knowledge, is the Company, any Company Subsidiary or any officer, director or employee of the Company or any Company Subsidiary under investigation by any Governmental Entity related to the conduct of the Company’s or any Company Subsidiary’s business.  To the Knowledge of the Company, there is not in existence any order, judgment or decree of any arbitrator or Governmental Entity that is applicable to the Company or any Company Subsidiary enjoining or requiring the Company or any Company Subsidiary to take or refrain from taking any action of any kind with respect to its business or assets.

4.12         Taxes.  (a) All material Tax returns, statements, reports and forms required to be filed with any taxing authority by, or with respect to, the Company and each Company Subsidiary (collectively, the “Company Returns”) has been timely filed in accordance with all applicable Laws; (b) the Company and each Company Subsidiary has timely paid all material Taxes due and payable (whether or not shown on any Tax Return) and the Company Returns are true, correct and complete in all material respects; (c) the Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party; (d) there is no action, suit, proceeding, audit or claim proposed, pending or in progress against the Company or any Company Subsidiary in respect of any Taxes; (e) neither the Company nor any Company Subsidiary is party to, bound by, or has any obligation under, any Tax sharing agreement or similar contract or arrangement or any agreement that obligates any of them to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person; (f) there are no Liens with respect to Taxes on any of the assets or properties of the Company or any Company Subsidiary except with respect to Taxes not yet due and payable; (g) neither the Company nor any Company Subsidiary (1) is, or has been, a member of an affiliated, consolidated, combined or unitary group, other than one of which the Company was the common parent or (2) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Section 1.1502-6 of the Treasury regulations promulgated under the Code (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise; (h) no consent under Section 341(f) of the Code has been filed with respect to the Company or any Company Subsidiary; (i) neither the Company nor any Company Subsidiary has agreed to make or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (j) no waivers of statutes of limitation with respect to any Company Returns have been given by or requested from the Company or a Company Subsidiary; (k) all material deficiencies asserted or assessments made as a result of any examinations of the Company Returns have been fully paid, or are fully reflected as a liability in the Company Balance Sheet, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Company Balance Sheet; (l) none of the Company or any of the Company Subsidiaries has received written notice from any governmental agency in a jurisdiction in which such entity does not file a Tax return stating that such entity is or may be subject to taxation by that jurisdiction; (m) none of the assets of the Company or any Company Subsidiary is property required to be treated as being owned by any other Person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code; (n) none of the assets of the Company or any Company Subsidiary directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code; (o) none of the assets of the Company or any Company Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code; (p) neither the Company nor any predecessor of the Company by merger or consolidation has within the past three years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code; (q) to the Knowledge of the Company, there are no material limitations on the utilization of the net operating loss, net capital loss, unused investment credits or other credits or excess charitable contribution deductions of the Company and each Company Subsidiary (or any carryovers of the foregoing) under Section 382 and Section 1502 of the Code, not including any limitations arising from the transaction contemplated pursuant to this Agreement; and (r) neither the Company nor any Company Subsidiary has engaged in any intercompany transaction within the meaning of Treasury regulation Section 1.1502-13 for which any material income or gain remains unrecognized or deferred and no material excess loss account within the meaning of Treasury regulation Section 1.1502-19 exists with respect to the Equity Interests of Company or any Company Subsidiary.

4.13         Employee Benefits.

(a)           Except as set forth on Schedule 4.13(a) of the Company Disclosure Schedule, none of the Company or any ERISA Affiliate (as defined below) maintains, administers, sponsors or otherwise has any liability with respect to any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any employment, severance or similar contract, plan, arrangement or policy or any other plan or arrangement (written or oral) whether or not subject to ERISA (including any funding mechanism therefore now in effect or required) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which covers any employee or former employee or director of the Company or any Company Subsidiary.  The Company has delivered to Parent (i) current, accurate and complete copies (or to the extent no such copy exists, an accurate description of the material features) of each Company Employee Plan (as defined below and, if applicable, related trust agreements), (ii) all amendments thereto and written interpretations thereof and (iii) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.  The plans required to be listed on Section 4.13(a) of the Company Disclosure Schedule are referred to collectively herein as the “Company Employee Plans.”  An “ERISA Affiliate” means any Person which would be treated as a single employer with the Company or any Company Subsidiary under Section 414 of the Code.

(b)           None of the Company Employee Plans are subject to Title IV of ERISA.  None of the Company, any Company Subsidiary, or any ERISA Affiliate has incurred any liability (whether absolute or contingent) with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) or any multiemployer plan (as defined in Section 3(37) of ERISA) under Title IV of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company, any Company Subsidiary or any ERISA Affiliate.

(c)           Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from Tax pursuant to Section 501(a) of the Code and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.  The Company has furnished to Acquiror copies of the most recent Internal Revenue Service determination letters with respect to each Company Employee Plan.  Each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan.  Further, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has occurred that could reasonably be expected to make the Company or any Company Subsidiary, or, to the Knowledge of the Company, any officer or director of the Company or any Company Subsidiary, subject to any liability under Section 502(i) or 502(l)  of ERISA or liable for any Tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof).

(d)           No Company Employee Plan exists that could result in the payment to any present or former employee, consultant or independent contractor of the Company or any Company Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee, consultant or independent contractor of the Company or any Company Subsidiaries as a result of the transactions contemplated by this Agreement.  Section 4.13(d) of the Company Disclosure Schedule sets forth (i) the type and amount of any compensation or benefit that is or may become payable to any present or former employee or independent contractor of the Company or any Company Subsidiaries and that constitutes a retention bonus or payment, severance or termination payment or benefit, annual bonus award, or similar payment, and (ii) the type and amount of any payment that would not be deductible pursuant to the terms of Section 162(m) of the Code.  There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Company Subsidiary that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.  Section 4.13(a) of the Company Disclosure Schedule sets forth the maximum aggregate amount payable in respect of any and all payments, costs, excise taxes, fees and expenses due, payable, owed or forgiven as a result of termination pursuant to any severance agreement, contract, benefit plan or other arrangement existing on the date hereof pursuant to which the Company or any Company Subsidiary has any obligation or liability in connection with the termination of any officer of the Company.

(e)           There has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Company Employee Plan, other than as required by applicable Law, which could reasonably be expected to increase the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the year ended December 31, 2003.

(f)            Neither the Company nor any Company Subsidiary has or has ever had any obligations to provide retiree health and life insurance under any Company Employee Plan, other than benefits mandated by Section 4980B of the Code or under applicable Law, and each Company Employee Plan may be amended or terminated without incurring any liability thereunder.

(g)           No Company Employee Plan is under audit or is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor or any other Governmental Entity, nor is any such audit or investigation pending, to the Knowledge of the Company, and (ii) with respect to any Company Employee Plan, (A) no actions, suits, termination proceedings or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened and (B) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

4.14         Compliance with Laws; Licenses, Permits and Registrations.

(a)           Neither the Company nor any Company Subsidiary is in violation of, or has violated, any applicable provisions of any Laws, except for violations which have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not been given notice of, and to the Knowledge of the Company, the Company is not being investigated with respect to, and has not been threatened to be charged with, any material violation of any applicable Law.

(b)           None of the Company, any of its Subsidiaries or, to Knowledge of the Company, any directors, officers, agents or employees of the Company or any of its Subsidiaries has (on behalf of the Company or any Subsidiary) (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.  Neither the Company nor any of its Subsidiaries has participated in any boycotts.

(c)           The Company and each Company Subsidiary has, maintains in full force and effect, and is in compliance with, all material permits, licenses, easements, variances, exemptions, consents, certificates, approvals, authorizations of and registrations (collectively, “Permits”) with and under all federal, state, local and foreign Laws and all Environmental Laws, and from all Governmental Entities required by the Company and each Company Subsidiary to carry on their respective businesses as currently conducted, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d)           The respective businesses of the Company and each Company Subsidiary are, and have been, conducted in compliance with all applicable federal, state, local and foreign statutes, laws, ordinances, orders, judgments, rules or regulations relating to the protection of the environment or occupational safety and health (“Environmental Laws”) except as would not have a Company Material Adverse Effect.

(e)           Neither the Company nor any Company Subsidiary has (i) received any request for information, or been notified that it may be a “potentially responsible party”, related to any property on the Superfund National Priorities List, or any state equivalent list, (ii) created or assumed any liabilities, guaranties, obligations or indemnifications under any Environmental Law, consent decree or contract with any third party, including any Governmental Entity, related to any property currently or formerly owned, operated or leased by the Company or the Company Subsidiaries; (iii) received, or been subject to, any complaint, summons, citation, notice, order, claim, litigation, investigation, judicial or administrative proceeding, or judgment from any third party, including, any Governmental Entity, regarding any actual or alleged violations of, or actual or potential liability under, any Environmental Laws, nor has any Knowledge of any basis for such violations or liability; or (iv) any responsibility or liability under Environmental Law for any compliance, cleanup or remediation related to any hazardous materials or waste.

(f)            To the Knowledge of the Company, none of the Real Property contains any asbestos containing material or mold that may be in a condition, location or form that (i) is reasonably likely to pose a risk to human health or the environment, (ii) may require any abatement, containment or remediation or (iii) may otherwise be regulated under Environmental Law.

4.15         Finders’ Fees; Opinion of Financial Advisor.

(a)           Other than UBS Investment Bank and Lazard Freres & Co. LLC, whose fees are set forth in Section 4.15 of the Company Disclosure Schedule, all of which fees and expenses will be borne by the Company, there is no investment banker, financial advisor, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Company Subsidiary which might be entitled to any fee or commission from the Company, Parent, Acquiror or any of their respective Affiliates upon consummation of the Merger or any of the other transactions contemplated by this Agreement.

(b)           The Special Committee has received the opinion of Lazard Freres & Co. LLC, dated the date of this Agreement, and subject to the qualifications stated therein, to the effect that the Merger Consideration to be received by the Company Shareholders (other than Parent and its Subsidiaries) is fair, from a financial point of view, to such Company Shareholders.

4.16         Affiliate Transactions.  Except as set forth in Section 4.16 of the Company Disclosure Schedule, and except for employment agreements with officers of the Company set forth on Section 4.18(vi) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no Company Contracts with any (i) present or former officer or director of the Company or any Company Subsidiary or any of their immediate family members (including their spouses), (ii) record or beneficial owner of five percent or more of any voting securities of the Company or (iii) Affiliate of any such officer, director, family member or beneficial owner.

4.17         Intellectual Property.

(a)           Set forth on Section 4.17(a) of the Company Disclosure Schedule are all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright work registrations and applications for registration thereof, and (iv) internet domain name registrations and applications and reservations therefor, in each case that are owned by or on behalf of the Company or any of the Company Subsidiaries.  With respect to the Company POS Systems and each item of Intellectual Property required to be identified in Section 4.17(a) of the Company Disclosure Schedule: (i) the Company or a Company Subsidiary is the sole owner and possesses all right, title, and interest in and to such systems or item, free and clear of any Lien; (ii) such systems or item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge of which the Company has received notice; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand of which the Company has received notice is pending or, to the Knowledge of the Company, is threatened that challenges the legality, validity, enforceability, registrations, use, or ownership of such systems or item; and (iv) neither the Company nor any Company Subsidiary has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to such systems or item, excluding any of the foregoing which would not reasonably be expected to result in a Company Material Adverse Effect.

(b)           Set forth on Section 4.17(b) of the Company Disclosure Schedule is a list of all material agreements under which the Company or any Company Subsidiary licenses from a third party material Intellectual Property that is used by the Company or such Subsidiary in the conduct of its business, except for off-the-shelf software programs that the Company and its Subsidiaries use in the ordinary course of business (such agreements being referred to as “License-In Agreements”).  The Company has delivered to Parent correct and complete copies of all License-In Agreements.  To the Knowledge of the Company, (i) each License-In Agreement is valid, binding, and in full force and effect; (ii) each License-In Agreement will continue to be valid, binding, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company nor any of the Company Subsidiaries is in Default of any such License-In Agreement, and no event has occurred that with notice or lapse of time would constitute a Default or permit termination, modification, or acceleration thereunder; (iv) neither the Company nor any Company Subsidiary has repudiated any provision of any License-In Agreement; and (v) neither the Company nor any of the Company Subsidiaries has granted any sublicense or similar right with respect to any License-In Agreement in the case of each of clauses (i), (ii), (iii) and (iv), except for any of the foregoing that have not had, and are not reasonably expected to have, a Company Material Adverse Effect.

(c)           The Company and the Company Subsidiaries own or have the right to use, without payments to any other Person except pursuant to a License-In Agreement that is specified in Section 4.17(b) of the Company Disclosure Schedule, all Intellectual Property actually used in, the operation of the business of the Company and the Company Subsidiaries as and where the business is presently conducted.  Each item of Intellectual Property (except for off-the-shelf software programs that the Company and its Subsidiaries use in the ordinary course of business) owned or used by the Company and the Company Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Company and the Company Subsidiaries on identical terms and conditions immediately subsequent to the Closing hereunder, excluding any item of such Intellectual Property, the absence of which would not reasonably be expected to have a Company Material Adverse Effect.  The Company and the Company Subsidiaries are taking or have taken all commercially reasonable actions that are required to maintain, and all commercially reasonable actions that they reasonably believe are required to protect, each item of Intellectual Property that they own or use, excluding any item of such Intellectual Property, the absence of which would not reasonably be expected to have a Company Material Adverse Effect.

(d)           None of (i) the Company or any of the Company Subsidiaries, (ii) the Intellectual Property owned by the Company or any Company Subsidiary, and (iii) the operation of the business of the Company or any Company Subsidiary has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Company nor any of the Company Subsidiaries has received any written charge, complaint, claim, demand, or notice during the past two (2) years, (or earlier, if not resolved) alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or any Company Subsidiary must license or refrain from using any Intellectual Property rights of any third party), excluding any of the foregoing that would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or any of the Company Subsidiaries during the past two (2) years (or earlier if not resolved), excluding any such interference, infringement or misappropriation that would not reasonably be expected to have a Company Material Adverse Effect.

(e)                                  The Company and the Company Subsidiaries have used reasonable efforts to maintain the confidentiality of all non-public information of the kind described in clause (v) or (vi) of the definition of “Intellectual Property” hereunder that (i) is owned by the Company and/or any Company Subsidiary and (ii) that derives material economic value from not being generally known to other person who can obtain economic value from its disclosure or use in accordance with protection procedures believed by the Company and the Company Subsidiaries to be adequate for protection.

(f)                                    As of the Effective Time, no former or current shareholder, employee, director or officer of the Company or any Company Subsidiary will have, directly or indirectly, any interest in any Intellectual Property used in or pertaining to the business of the Company and the Company Subsidiaries, nor will any such Person have any rights to past or future royalty payments or license fees from the Company or any Company Subsidiary, deriving from licenses, technology agreements or other agreements, whether written or oral, between any such Person and the Company and/or any Company Subsidiary.

(g)                                 The transactions contemplated hereunder will not violate any privacy policy or other terms of use relating to any web sites of the Company or the Company Subsidiaries.  The Company and each of the Company Subsidiaries’ use and dissemination of any and all data and information concerning users of such web sites are in all material respects in compliance with their privacy policies and terms of use, and all applicable laws and regulations.

4.18                           Material Contracts.

(a)                                  Section 4.18 of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Contracts (other than contracts, undertakings, commitments or agreements for employee benefit matters set forth in Section 4.13 of the Company Disclosure Schedule and real property leases set forth in Section 4.20(i) of the Company Disclosure Schedule) of the following categories (collectively, and together with the contracts, undertakings, commitments or agreements for employee benefit matters set forth in Section 4.13 of the Company Disclosure Schedule and the real property leases set forth in Section 4.20(ii) of the Company Disclosure Schedule, the “Material Contracts” and each a “Material Contract”):

(i)                                     Company Contracts requiring annual expenditures by or liabilities of any party thereto in excess of $2,500,000 which have a remaining term in excess of ninety (90) days or are not cancelable (without material penalty, cost or other liability) within ninety (90) days;

(ii)                                  Company Contracts containing covenants limiting the freedom of the Company or any Company Subsidiary or other Affiliate of the Company (including Parent and its Affiliates after the Effective Time) to engage in any line of business or compete with any Person, in any product line or line of business, or operate at any location;

(iii)                               promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments and contracts providing for the borrowing or lending of money, in an amount in excess of $1,000,000, whether as borrower, lender or guarantor;

(iv)                              joint venture, alliance or partnership agreements or joint development or similar agreements with any Third Party;

(v)                                 all material licenses, sublicenses, consent, royalty or other agreements concerning Intellectual Property;

(vi)                              (A) employment contracts and other contracts with current or former officers, directors, consultants, independent contractors or agents and (B) all severance, change in control or similar arrangements with any current or former directors, officers, employees, consultants, independent contractors or agents that, in the case of either (A) or (B), will result in any obligation (absolute or contingent) of the Company or any Company Subsidiary to make any payment to any current or former directors, officers, employees, consultants, independent contractors or agents as a result of either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship), or both;

(vii)                           Company Contracts with Affiliates of the Company;

(viii)                        Company Contracts with any Governmental Entity which have a remaining term in excess of one year or are not cancelable (without material cost, penalty or other liability) within one hundred eighty (180) days; or

(ix)                                Company Contracts pending for the acquisition or sale, directly or indirectly (by merger or otherwise), of assets (whether tangible or intangible) in excess of $1,500,000 in market or book value with respect to any contract or the capital stock of another Person, in each case in an amount in excess of $1,500,000.

(b)                                 True and complete copies of the written Material Contracts and descriptions of verbal Material Contracts, if any, have been delivered or made available to the Acquiror.  Each of the Material Contracts is a valid and binding obligation of the Company and, to the Company’s Knowledge, the other parties thereto, enforceable against the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar laws affecting creditors’ rights generally and by general principles of equity.  Except for the consummation of the transactions contemplated hereby, no event has occurred which would, on notice or lapse of time or both, entitle the holder of any indebtedness issued pursuant to a Material Contract identified on Schedule 4.18 of the Company Disclosure Schedule in response to paragraph (a)(iii) above to accelerate, or which does accelerate, the maturity of any such indebtedness.

(c)                                  Neither the Company nor any Company Subsidiary is, or has received any notice that any other party is, in breach, default or violation (each a “Default”) (and no event has occurred or not occurred through the Company’s or the Company Subsidiary’s inaction or, to the Knowledge of the Company, through the action or inaction of any Third Parties, which with notice or the lapse of time or both would constitute a Default) of any term, condition or provision of any Material Contract to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound, except for Defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)                                 Neither the Company nor any Company Subsidiary is in conflict with, or in Default of any Company Contract, except to the extent that any such conflict or Default does not constitute a Company Material Adverse Effect.

4.19                           Termination of Previous Merger Agreement.  The Prior Merger Agreement was terminated in accordance with the provisions of Section 10.1(f) thereof and the Board of Directors of the Company and the Special Committee has each withdrawn its recommendation of the approval of the Prior Merger Agreement by the Company Shareholders.  In connection with such termination, the Company will pay, in accordance with Section 10.2(b) of the Prior Merger Agreement, to Hollywood Merger Corporation not more than $4,000,000 in full satisfaction of amounts owed by the Company under the Prior Merger Agreement to any party thereto or any member of management of the Company that was to participate in the transactions contemplated by the Prior Merger Agreement.  The Company complied with all of the provisions of Section 6.2 of the Prior Merger Agreement and has no further liability under the Prior Merger Agreement to any party thereto or any member of management of the Company that was to participate in the transactions contemplated by the Prior Merger Agreement; provided, however, that the Company has executory obligations under Sections 8.3 and 8.7 of the Prior Merger Agreement; provided further that the Company is in compliance with its obligations under such Sections 8.3 and 8.7.

4.20                           Real Estate.  Except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all of the leases, licenses, tenancies, subleases and all other occupancy agreements (“Leases”) in which the Company or any Company Subsidiary is a tenant, subtenant, landlord or sublandlord (the leased and subleased space or parcel of real property thereunder being, collectively, the “Real Property”), are in full force and effect, (ii) neither the Company (or the applicable Company Subsidiary), nor to the Knowledge of the Company, any other party to any Lease, is in default under the Leases, and no event has occurred which, with notice or lapse of time, would constitute a Default by the Company (or such Subsidiary) under the Leases and (iii) the Company (or the applicable Company Subsidiary) enjoys peaceful and undisturbed possession under the Leases.  The Company does not currently own and has not owned in the past, and no Company Subsidiary currently owns or has owned in the past, any real property or any interests (other than the Leases) therein.  All of the Leases of the Company and its Subsidiaries are set forth on Section 4.20 of the Company Disclosure Schedule.

4.21                           Accounts Payable and Inventory.  Since December 31, 2003, the Company has (i) discharged its material accounts payable and other material current liabilities and obligations in accordance with past practice, and (ii) purchased and maintained inventory in an amount which it reasonably believes to be appropriate for normal requirements of the Company’s business and current business conditions consistent with its past practices.

4.22                           Suppliers.  Set forth in Section 4.22 of the Company Disclosure Schedule is a list of the ten largest suppliers of the Company based on the dollar value of products purchased by the Company for the fiscal year ended December 31, 2003.  Since such date, there has not been, nor as a result of the Merger is there reasonably anticipated to be, any material change in relations with any of the major suppliers of the Company and its Subsidiaries.

4.23                           Personnel, etc.

(a)                                  Set forth in Section 4.23 of the Company Disclosure Schedule is a list setting forth: (i) the name of each officer of the Company and each of the Company’s Subsidiaries, specifying the title of each such Person; and (ii) the name of each director of the Company and each of the Company’s Subsidiaries.

(b)                                 The Company has heretofore provided Acquiror with a complete and accurate schedule of compensation which each of the officers referred to in clause (a) above is currently entitled to receive.

4.24                           Assets.  The assets and properties of the Company and the Company Subsidiaries, considered as a whole, constitute all of the material assets and properties which are reasonably required for the business and operations of the Company and its Subsidiaries as presently conducted.  The Company and its Subsidiaries have good title to or a valid leasehold estate in, free and clear of any Liens, all personal properties and assets reflected on the Company Balance Sheet at the Balance Sheet Date (except for properties or assets subsequently sold in the ordinary course of business consistent with past practices).

4.25                           Insurance.  Each of the Company and its Subsidiaries maintains insurance policies (the “Insurance Policies”) against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses.  Section 4.25 of the Company Disclosure Schedule contains a complete and accurate list of all Insurance Policies of the Company and its Subsidiaries.  Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full, in each case without any exception other than those which have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.  None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement, in each case without any exception other than those which have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party.  No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company’s Knowledge, indicated any intent to do so or not to renew any such policy, in each case without any exception other than those which have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All material claims under the Insurance Policies have been filed in a timely fashion.  Since the Company’s formation, there have been no historical gaps in insurance coverage of the Company and/or its Subsidiaries.

4.26                           Change of Control Plan.   A copy of the Change of Control  Plan is attached hereto as Annex 4.26(a).  Participation in the Change of Control Plan is limited to the individuals set forth on Annex 4.26(b).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUIROR

Except as disclosed in the disclosure schedule delivered by Parent and the Acquiror to the Company prior to the execution of this Agreement (the “Acquiror Disclosure Schedule”) with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates, Parent and Acquiror jointly and severally represent and warrant to the Company that:

5.1                                 Corporate Existence and Power.  Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and Acquiror is a corporation duly incorporated and validly existing under the Laws of the State of Oregon.  Each of Parent and Acquiror has all corporate powers and authority required to own, lease and operate its respective properties and carry on its respective business as now conducted and to consummate the Merger and the other transactions contemplated hereby.  Each of Parent and Acquiror is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified has not had, and would not be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

5.2                                 Corporate Authorization.  The execution, delivery and performance by Parent and the Acquiror of this Agreement, and the consummation by Parent and the Acquiror of the Merger and the other transactions contemplated hereby and thereby, as applicable, are within the corporate powers of Parent and the Acquiror and have been duly and validly authorized by all necessary corporate action, as applicable, and no other corporate proceedings on the part of Parent or the Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and the Acquiror, as applicable, and assuming that this Agreement constitutes the valid and binding obligation of the Company and/or the other parties thereto, this Agreement constitutes the valid and binding obligation of Parent and the Acquiror, as applicable, enforceable in accordance with its terms.

5.3                                 Governmental Authorization.  The execution, delivery and performance by Parent and the Acquiror of this Agreement, and the consummation by Parent and the Acquiror of the transactions contemplated hereby, will not require any consent, approval, action, order, authorization, or permit of, or registration or filing with, any Governmental Entity, other than (a) the filing of the Articles of Merger in accordance with the OBCA; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Exchange Act; (d) such as may be required under any applicable state securities or blue sky Laws; and (e) other consents, approvals, actions, orders, authorizations, registrations, declarations, filings and permits which, if not obtained or made, have not had, and would not be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

5.4                                 Non-Contravention.  The execution, delivery and performance by Parent and the Acquiror of this Agreement and the consummation by Parent and the Acquiror of the Merger and the other transactions contemplated hereby do not and will not (a) contravene or conflict with Parent’s Certificate of Incorporation or By-laws or Acquiror’s Articles of Incorporation or By-laws, (b) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or the Acquiror or by which any of their respective properties is bound or affected, (c) constitute a Default under (or an event that with notice or lapse of time or both could reasonably be expected to become a Default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any agreement, contract, note, bond, mortgage, indenture, lease, franchise, Permit or other similar authorization or joint venture, limited liability or partnership agreement or other instrument binding upon Acquiror, other than, in the case of clauses (b) and (c) any items that have not had, and would not be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

5.5                                 Financing.  Acquiror has delivered to the Company signed counterpart(s) of the Credit Facilities Commitment Letter dated as of January 9, 2005 made by Merrill Lynch Capital Corporation (“MLCC”), Wachovia Bank, National Association (“WB”), Wachovia Capital Investments, Inc. (“WCI” and, together with (1) MLCC and WB and (2) up to two (2) assignees of any or all of WCI, MLCC and/or WB that are Eligible Assignees (as hereinafter defined), the “Lenders”) and Wachovia Capital Markets, LLC (“WCM” ), and accepted by Parent, pursuant to which the Lenders have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided up to an aggregate of $1,195,000,000 of debt financing in connection with the transactions contemplated hereby (the “Bank Commitment Letter”; and the financing referred to in the Bank Commitment Letter is herein referred to as the “Financing”). The Bank Commitment Letter has not been amended and is in full force and effect as of the date hereof.  The Acquiror shall not, without the prior written consent of the Company, agree to any amendment or modification of the Bank Commitment Letter that (i) reduces the respective commitments of the Lenders thereunder upon receipt, acceptance and allocation of commitments of other lenders, (ii) amends or modifies any of conditions precedent to the availability of the commitments provided by the Lenders in a manner that is materially more onerous or burdensome to the Acquiror to obtain the Financing provided for in the Bank Commitment Letter, (iii) reduces the aggregate amount of the Financing to an aggregate amount below that which is necessary to consummate the transactions contemplated hereby or (iv) change the identity of the Lenders (other than the addition of two additional Lenders as contemplated in subclause (2) above); provided that, without the prior consent of the Company, the Bank Commitment Letter may be amended or modified to substitute other lenders for any of the Lenders, so long as such substitute lenders are among the financial institutions identified in the letter of even date with this Agreement addressed by the Company to the Acquiror, MLCC, WB, WCI and WCM (such financial institutions are referred to herein as “Eligible Assignees”) or to add up to two (2) Eligible Assignees as Initial Senior Secured Lenders and/or Initial Interim Lenders (both as defined in the Bank Commitment Letter as in effect on the date hereof) (in such case, the “Bank Commitment Letter” shall mean the Bank Commitment Letter as so amended or modified; provided further that nothing herein shall be construed to prevent the Acquiror from consenting to the receipt, acceptance and allocation commitments with respect to the Financing so long as the commitments of the Lenders with respect thereto are not reduced thereby). The funds in the amounts set forth in the Bank Commitment Letter (including the sources and uses of funds contemplated thereby (including the cash on hand of the Company)) will be sufficient to enable Acquiror and the Company to pay the Merger Consideration, to make all other necessary payments by them in connection with the Merger (including the repayment of certain outstanding indebtedness of the Company) and to pay all of the related fees and expenses, in each case as contemplated by the Bank Commitment Letter (collectively, the “Merger Funds”).

5.6                                 Finders’ Fees.  Other than fees and expenses to be borne by the Surviving Corporation at the Closing and except for Merrill Lynch & Co. and Wachovia Securities there is no investment banker, financial advisor, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Parent, Acquiror or any Affiliate thereof, which might be entitled to any fee or commission from the Parent, Acquiror, Company, any Company Subsidiary, or of any of their respective Affiliates upon consummation of the Merger or the other transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE COMPANY

The Company agrees as set forth below:

6.1                                 Company Interim Operations.  Except as set forth in the Company Disclosure Schedule or as otherwise expressly permitted by any other provision of this Agreement, without the prior consent of Acquiror (which shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses only in the ordinary and usual course consistent with past practice, and shall use reasonable best efforts, to (i) preserve intact its present business organization, (ii) keep available the services of its key employees and those of each Company Subsidiary, and (iii) preserve existing relationships with its material suppliers and other Persons with which the Company or any Company Subsidiary has significant business relationships.  Without limiting the generality of the foregoing, and as an extension thereof, except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior consent of Acquiror (which shall not be unreasonably withheld or delayed), the Company shall not and shall not permit its Subsidiaries, directly or indirectly, to:

(a)                                  propose or adopt any change in its Articles of Incorporation or By-laws (or equivalent organizational or governing documents);

(b)                                 (i) split, combine or reclassify any shares of capital stock or amend the terms of any rights, warrants or options to acquire its securities, (ii) except for ordinary course dividends by a Company Subsidiary, declare, set aside or pay any dividend (including, without limitation, an extraordinary dividend) or other distribution (whether in cash, stock or property or any combination thereof) in respect of its Equity Interests, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any rights, warrants or options to acquire its securities;

(c)                                  issue, deliver, sell, grant, pledge, encumber or transfer or authorize the issuance, delivery, sale, grant, pledge, encumbrance or transfer of, or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) its Equity Interests or any securities convertible into or exercisable for its Equity Interests, other than the issuance of Company Shares pursuant to the exercise of Company Options outstanding on January 9, 2005;

(d)                                 merge with or acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment) in one transaction or series of related transactions any Person, for an aggregate consideration in excess of

$5,000,000, any Equity Interests or other securities of any Person, any division or business of any Person or all or substantially all of the assets of any Person;

(e)                                  sell, lease, encumber or otherwise dispose of any assets or securities with carrying value in excess of $3,750,000;

(f)                                    (i) (A) incur any indebtedness for borrowed money, except to fund operations of the business in the ordinary course consistent with past practice under the Company’s existing credit facility, (B) issue or sell any debt securities of the Company or any Company Subsidiary; (C) make any loans, advances or capital contributions to, or, except as permitted by Section 6.1(d), investments in, any other Person, other than in the ordinary course of business consistent with past practices, in no event in an aggregate principal amount in excess of $2,250,000, (D) assume, guarantee or endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for, the obligations of any Person (other than obligations of Subsidiaries and the endorsements of negotiable instruments for collection in each such case in the ordinary course of business consistent with past practice), or (E) alter or amend in any way any compensation (including without limitation, any commission schedule) or other payments due to employees or independent contractors of the Company (other than, with respect to employees who are not officers or directors of the Company or any Company Subsidiary, increases in the ordinary course of business consistent with past practice and that, in the aggregate, will not result in a material increase in benefits or compensation expense of the Company or any Company Subsidiary) or (ii) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the transactions prohibited by this Section 6.1(f);

(g)                                 (i) except as required by Law or any existing agreement, increase the amount of compensation of any director or officer of the Company or any Company Subsidiary, (ii) except as required by Law, an agreement existing on the date hereof or pursuant to a Company severance policy existing on the date hereof, grant any severance or termination pay to any director, employee, consultant, independent contractor or agent of the Company or any Company Subsidiary, (iii) adopt any additional employee benefit plan, (iv) provide for the payment of any amounts as a result of the consummation of the transactions contemplated by this Agreement, (v) except as may be required by Law or as necessary to comply with the terms of this Agreement, amend in any material respect any Company Employee Plan or (vi) pay any bonuses except to the extent provided on Section 6.1(g) of the Company Disclosure Schedule;

(h)                                 authorize any single capital expenditure or any expenditures not in the ordinary course of business in excess of $3,750,000 or aggregate capital expenditures and other expenditures not in the ordinary course of business in excess of $10,000,000, except as set forth on Section 6.1(h) of the Company Disclosure Schedule;

(i)                                     make any changes in its accounting methods, principles or practices currently in effect, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, in each case as concurred in by its independent public accountants;

(j)                                     except as set forth on Section 6.1(j) of the Company Disclosure Schedule, (i) settle, pay or discharge, any litigation, investigation, arbitration, proceeding or other claim, liability or obligation for an amount in excess of $2,000,000 or (ii) settle, pay or discharge any claim against the Company with respect to or arising out of the transactions contemplated by this Agreement for an amount in excess of $2,000,000 in the aggregate;

(k)                                  (i) make any material Tax election or take any position on any Company Return filed on or after the date of this Agreement or adopt any method of accounting therein that is materially inconsistent with elections made, positions taken or methods of accounting used in preparing or filing similar returns in prior periods unless such position, election or method is required by changes in applicable Law, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Company Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax, (vi) surrender any right to claim a material Tax refund or (vii) give or request any waiver of a statute of limitation with respect to any Company Return;

(l)                                     (i) make any expenditures or commitments for such expenditures in connection with the entry or proposed entry into any new line of business, or (ii) make any expenditures or commitments for such expenditures, in either case, in a material amount, in connection with the entry or proposed entry into any extension of an existing line of business not set forth on Section 6.1(l) of the Company Disclosure Schedule;

(m)                               adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(n)                                 grant any loan, advance, extensions of credit to current or former employees or forgiveness or deferral of any loans due from any employee, other than any loan, advance or extension of credit to a current employee in circumstances and in amounts consistent with past practice, in any event not to exceed $50,000 for any one employee and $250,000 in the aggregate;

(o)                                 effect new programs or change existing programs that relate to employment contracts, severance benefits, change in control benefits, bonuses, commissions, base salaries, phantom stock grants, incentive trips, prizes and awards, 401-(k) and pension benefits, vacation and PTO benefits, health and medical benefits or any other remuneration of any kind to any employee, except as required by applicable Law and except for renewals of expiring health and welfare programs and except for replacing health and welfare programs with new programs, in each case having terms substantially the same as the program expired or replaced;

(p)                                 enter into any contract or agreement other than in the ordinary course of business consistent with past practices that would be material to the Company and its Subsidiaries, taken as a whole;

(q)                                 amend, modify or waive in any material respects any right that is material to the Company under any Company Contract of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(r)                                    take any action that would result in any representation or warranty of the Company contained in this Agreement which is qualified as to materiality becoming untrue as of the Effective Time or any representation or warranty not so qualified becoming untrue in any material respect as of the Effective Time;

(s)                                  except as required by applicable Law or GAAP, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner, or writing-off notes or accounts receivable in any material manner;

(t)                                    collect accounts receivable or satisfy accounts payable except in the ordinary course of business consistent with past practices;

(u)                                 alter through merger, liquidation, reorganization or restructuring or any other fashion the corporate structure or ownership of any Company Subsidiary;

(v)                                 permit to lapse any registrations or applications for material Intellectual Property owned by the Company or its Subsidiaries;

(w)                               sell, assign, license or encumber any material Intellectual Property of the Company or of any of the Company Subsidiaries, other than in the ordinary course of business, consistent with past practice; or

(x)                                   authorize, agree or commit to do any of the foregoing.

Notwithstanding the covenants of the Company set forth above in this Section 6.1, cash on hand at the Company which is available as a source of funds to pay the Merger Consideration as contemplated by the Bank Commitment Letter may be used to repay indebtedness for money borrowed that would otherwise comprise indebtedness to be repaid pursuant to the Refinancing (as defined in the Bank Commitment Letter) that is then due in accordance with its original scheduled maturity or that may be prepaid without penalty or premium.

6.2                                 Acquisition Proposals; Board Recommendation.

(a)                                  The Company shall not, and the Company shall cause its Subsidiaries and its and their respective officers, directors, employees, attorneys, accountants, advisors, representatives and agents (“Representatives”) (including any Representative of the Special Committee) not to, directly or indirectly, (i) solicit or initiate or knowingly encourage any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in or continue any discussions or negotiations with, or disclose or provide any non-public information relating to the Company or its Subsidiaries to, or afford access to any of the properties, books or records of the Company or its Subsidiaries to, any Person with respect to an Acquisition Proposal, (iii) enter into any agreement or agreement in principle with any Person with respect to an Acquisition Proposal, or (iv) grant any waiver or release under any standstill or similar agreement by any Person who has made an Acquisition Proposal, provided, however, that prior to obtaining the Company Shareholder Approval (and in no event after obtaining such Company Shareholder Approval), the Company, its Subsidiaries and their respective Representatives (including any Representative of the Special Committee) may participate or engage in discussions or negotiations with, or disclose or provide non-public information relating to the Company or its Subsidiaries to, or afford access to the properties, books or records of the Company or its Subsidiaries to, a Person that has made (and not withdrawn) a bona fide, written Acquisition Proposal that is reasonably capable of being financed if, but only if, (A) such Acquisition Proposal was made after the date of this Agreement (it being understood than an Acquisition Proposal made after the date of this Agreement by a Person who made an Acquisition Proposal prior to the date of this Agreement shall be considered a new Acquisition Proposal made after the date of this Agreement) and none of the Company, its Subsidiaries and their Representatives (including any Representative of the Special Committee) has violated any of the restrictions set forth in this Section 6.2, (B) such Person shall have entered into a confidentiality agreement with the Company on terms that are no less favorable to the Company or Parent than the Confidentiality Agreement (including without limitation the standstill provisions thereof), (C) each of the Board of Directors of the Company and the Special Committee has determined in good faith by resolution duly adopted, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and (D) within 24 hours after participating or engaging in any such discussions or negotiations or disclosing or providing any such non-public information or affording such access, the Company shall give Parent and Acquiror written notice of the identity of such Person and the terms of the Acquisition Proposal and, prior to or concurrently with disclosing or providing any such non-public information, the Company shall disclose or provide all such information to Acquiror.  The Company shall, and shall cause its Subsidiaries and instruct their Representatives (including any Representative of the Special Committee) to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished.

(b)                                 In addition to the obligations of the Company set forth in Section 6.2(a), the Company shall promptly as practicable (i) advise Parent and Acquiror, telephonically and in writing, of the Company’s receipt of any Acquisition Proposal and (ii) provide Parent and Acquiror, in writing, with the terms and conditions of any such Acquisition Proposal, or such proposal, inquiry or request and the identity of the Person making the same.  The Company shall keep Parent informed on a current basis of the status and all material terms (including any change to the material terms) of any such Acquisition Proposal.  Immediately upon determination by the Special Committee or the Board of Directors of the Company, as applicable, that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to Parent and Acquiror a written notice (a “Notice of Superior Proposal”) advising them of such determination, specifying the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, and providing Parent and Acquiror with a copy of the Superior Proposal.

(c)                                  Each of the Board of Directors of the Company and the Special Committee has adopted a resolution recommending the approval of this Agreement and the Merger by the Company Shareholders (the “Company Recommendation”).  Neither the Board of Directors nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent), or propose publicly to withdraw (or modify in a manner adverse to Parent), the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition  Proposal shall be considered an adverse modification, provided that taking a neutral position or no position with respect to a tender offer or exchange offer that is an Acquisition Proposal for a period of time not in excess of thirty (30) days after commencement of such tender offer or exchange offer shall not be considered an adverse modification) or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in clause (i) or (ii) being referred to as a “Company Adverse Recommendation Change”).  Notwithstanding the foregoing, the Board of Directors of the Company or the Special Committee  may make a Company Adverse Recommendation Change if it reasonably determines in good faith

(following consultation with outside counsel) that it is necessary to do so in order to comply with their fiduciary duties to the Company Shareholders under applicable Law and the Company has fully complied with its obligations under this Section 6.2; provided, however, that no Company Adverse Recommendation Change may be made in response to an Acquisition Proposal until after the third Business Day following Parent’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) advising Parent that the Board of Directors or the Special Committee, as applicable, has determined that such Acquisition Proposal is a Superior Proposal, that the Board of Directors or the Special Committee, as applicable, intends to make such Company Adverse Recommendation Change and containing all information required by Section 6.2(a), together with copies of any written offer or proposal in respect of such Superior Proposal (it being understood and agreed that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Adverse Recommendation Notice and a new three Business Day period. In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Directors of the Company and the Special Committee shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise) in determining whether such Acquisition Proposal still constitutes a Superior Proposal (which changes Company and Parent and Acquiror agree, and agree to cause their respective Representatives, to negotiate in good faith).  For the avoidance of doubt, nothing in this Section 6.2 shall prohibit the Company or its Board of Directors or the Special Committee from taking and disclosing to the Company Shareholders a position, or any information, with respect to an Acquisition Proposal by a Third Party to the extent required under applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act); provided that unless and until this Agreement is terminated in accordance with Section 10.1 hereof, nothing in this sentence shall affect the obligations of the Company and its Board of Directors under any other provision of this Agreement, including Section 8.2(b).

6.3                                 The Notes Tender Offer.

(a)                                  Provided that this Agreement shall not have been terminated in accordance with Section 10.1, at the request of the Parent, the Company will commence a tender offer (the “Notes Tender Offer”) in respect of the $225,000,000 aggregate principal amount at maturity of the Senior Subordinated Notes, as and at the time that the Parent shall request, with the cooperation of the Parent.  If commenced, the Notes Tender Offer shall be in accordance with applicable Law and shall be solely on the terms and conditions specified by the Parent; provided, that the Notes Tender Offer (and all obligations to make any payments to holders of all or any portion of Senior Subordinated Notes in connection therewith or to modify the terms or provisions of any Senior Subordinated Notes) shall be conditioned upon the consummation of the Merger, and shall terminate immediately upon the termination of this Agreement prior to the Effective Time.  The Company agrees not to consummate the Notes Tender Offer unless the Parent consents in writing to such consummation.  The Company agrees to use its reasonable efforts to cooperate with the Parent and, subject to the preceding sentence and applicable Law, to use its reasonable best efforts to consummate the Notes Tender Offer if so requested by the Parent.  If commenced, the Company shall terminate the Notes Tender Offer upon request of the Parent.

(b)                                 If requested by the Parent, the Company shall promptly prepare an Offer to Purchase and Consent Solicitation Statement in connection with the Notes Tender Offer in form and substance satisfactory to the Parent (as amended from time to time, the “Notes Offer to

Purchase”), together with related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Notes Tender Offer Documents”), relating to the Notes Tender Offer, and to disseminate to the record holders of the Senior Subordinated Notes, and to the extent known by the Company, the beneficial owners of the Senior Subordinated Notes (collectively, the “Noteholders”), the Notes Tender Offer Documents; provided, however, that prior to the dissemination thereof, the Company shall consult with Parent with respect to the Notes Tender Offer Documents and shall afford Parent reasonable opportunity to comment thereon. Parent and the Acquiror shall provide the Company with any information for inclusion in the Notes Tender Offer Documents which may be required under applicable Law and which is reasonably requested by the Company.  If at any time prior to the acceptance of Senior Subordinated Notes pursuant to the Notes Tender Offer any event should occur that is required by applicable Law to be set forth in an amendment of, or a supplement to, the Notes Tender Offer Documents, the Company will prepare and disseminate such amendment or supplement; provided, however, that prior to such dissemination, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent reasonable opportunity to comment thereon.  The Company will notify Parent at least 48 hours prior to the dissemination of the Notes Tender Offer Documents, or 24 hours prior to the mailing of any amendment or supplement thereto, to the Noteholders.

6.4                                 Real Property Holding Company.  The Company shall provide to Parent, at the Effective Time, a certificate from an officer of the Company, signed under penalty of perjury, to the effect that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

6.5                                 Change of Control Plan.   Prior to the Effective Time, the Company shall take all actions necessary to amend the Change of Control Plan in the manner set forth on Annex 6.5.

ARTICLE VII

COVENANTS OF PARENT AND ACQUIROR

Parent and Acquiror, jointly and severally, agree as set forth below:

7.1                                 Director and Officer Liability.

(a)                                  From and after the Effective Time, Parent shall cause the Surviving Corporation to honor all of the Company’s obligations to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring at or prior to the Effective Time to the extent provided under the Company Articles of Incorporation and the Company By-laws and other indemnity arrangements in effect on the date hereof (to the fullest extent permitted by applicable Law), and shall not amend (in a manner adverse to such present and former officers and directors) the provisions relating to indemnification, exculpation or the liability of directors in the Company Articles of Incorporation or the Company By-laws for at least six (6) years after the Effective Time; provided, however, that the Surviving Corporation shall have no obligation to provide such indemnification to the extent that it is ultimately determined that such indemnification is prohibited under applicable Law.  In respect of any matter for which a present or former director or officer may be entitled to indemnification, subject to receipt by the Surviving Corporation of a writing that sets forth (i) that such person has a good faith belief that the person is entitled to indemnification and (ii) an undertaking from such person to repay any amount advanced hereunder if it is ultimately determined that the person is not entitled to indemnification, the Surviving Corporation shall advance to such person all reasonable costs and expenses incurred by him or her within twenty (20) days after receipt by the Surviving Corporation of a written request for such advance.  The Surviving Corporation shall not require any security for any such undertaking.  For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain the current policies of officers’ and directors’ liability insurance maintained by the Company (the “Current Policies”) (provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amount containing terms and conditions that are no less favorable (the “Replacement Policies”)) in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by such Current Policies; provided, however, that in no event shall the Surviving Corporation be required to expend, per annum, in excess of 200% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 200% of such annual premium); provided, further, that if the annual premium required to provide the foregoing insurance exceeds 200% of the annual premium currently paid by the Company (which the Company represents and warrants is equal to approximately $1,200,000 per annum), the Company shall provide as much of such insurance as can be purchased for such premium, and, any present or former officer or director, upon reasonable written notice thereof from the Surviving Corporation, who desires to be covered by the Current Policies may so elect and shall be covered by the Current Policies so long as such former offer or director pays the portion of the premium for such Current Policies in excess of the amount which the Surviving Corporation is obligated to pay pursuant to this Section 7.1. Alternatively, with the consent of Parent, which consent shall not be unreasonably withheld, the Company may purchase “tail” insurance coverage covering a period of six (6) years after the Effective Time, at a cost no greater than that set forth above, that provides coverage identical in all material respects to the coverage described above.  The insurance purchased pursuant to this Section 7.1 shall be prepaid at the Effective Time and shall be non-cancelable.

(b)                                 This Section 7.1 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former officers or directors, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns and the covenants and agreements contained herein shall not be deemed exclusive of any other rights to which any present or former officer or director is entitled, whether pursuant to Law, contract or otherwise.

(c)                                  If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent reasonably necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.1.

(d)                                 Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 7.1 is not prior to or in substitution for any such claims under such policies.

7.2                                 Transfer Taxes.  Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications, questionnaires or other documents, regarding any real property transfer, stamp, recording, documentary, gains, sales, use, value added, stock transfer and any other fees and similar taxes which become payable in connection with the Merger (collectively, “Transfer Taxes”).  From and after the Effective Time, the Surviving Corporation shall pay or cause to be paid all Transfer Taxes.

7.3                                 Efforts to Obtain Financing and Substitute Financing.  Parent and Acquiror shall use their commercially reasonable best efforts to meet all conditions set forth in, and obtain the funds in the amounts set forth in, and to be provided pursuant to, the Bank Commitment Letter as promptly as reasonably practicable in light of the anticipated date of the Company Shareholder Meeting.  If funds in the amounts set forth in, and to be provided by the financing sources pursuant to, the Bank Commitment Letter, or any portion thereof, become unavailable to Acquiror on the terms and conditions set forth therein, then Parent and Acquiror shall use their commercially reasonable best efforts to obtain substitute financing on terms and conditions reasonably satisfactory to Parent and Acquiror (“Substitute Financing”) as promptly as reasonably practicable.

ARTICLE VIII

COVENANTS OF PARENT, ACQUIROR AND THE COMPANY

The parties hereto agree as set forth below:

8.1                                 Efforts and Assistance/HSR Act.   (a)  Subject to the terms and conditions hereof, each party will use its commercially reasonable best efforts to take, or cause to be taken, all actions, to file, or caused to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, obtaining all necessary consents, waivers, approvals, authorizations, Permits or orders from all Governmental Entities or other Third Parties and satisfying the conditions applicable to such party that are contained herein.  Each party shall also refrain from taking, directly or indirectly, any action which would impair such party’s ability to consummate the Merger and the other transactions contemplated by this Agreement.  Without limiting the foregoing, the Company shall use commercially reasonable best efforts to (i) take all action necessary or desirable so that no Takeover Statute or similar statute or regulation is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any Takeover Statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and such other transactions.  Each of the Company and Acquiror will use their reasonable best efforts to ensure that neither the execution, delivery and performance of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby constitute (a) a control share acquisition under Sections 60.801 through 60.816 of the OBCA or any applicable Takeover Statute or (b) a prohibited business combination under Section 60.835 of the OBCA or any applicable Takeover Statute.

(b)                                 The Company, Parent and Acquiror shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement.  Each of the Company, Parent and Acquiror will, and will cause its respective Subsidiaries, if any, to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, approval, waiver, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private Third Party required to be obtained or made by the Company, Parent and Acquiror or any of their respective Subsidiaries, if any, in connection with the Merger or the taking of any action contemplated by this Agreement.

(c)                                  The Company, Parent and Acquiror shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the transactions contemplated by this Agreement.  Parent, Acquiror and the Company shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d)                                 Each of the Company, Parent and Acquiror undertakes and agrees to file as soon as reasonably practicable notifications under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”).  Each of the parties further agrees to respond as fully and promptly as practicable to any inquiries and/or requests for information or documents received from any Governmental Entity in connection with antitrust matters related to the Merger or the other transactions contemplated by this Agreement.  None of the Company, Parent or Acquiror shall extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

(e)                                  Parent and the Company shall, from the date hereof until the End Date, use their respective commercially reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing.  Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to take any actions in connection with, or agree to, any hold separate order, sale, divestiture, or disposition of stores of Parent or Company that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.  Provided that such actions are consistent with the foregoing, Parent shall have the right to determine, after full consultation with the Company and consideration of the Company’s views, whether to contest through litigation on the merits, negotiation or other action any position or claim, including any demands for sale, divestiture or disposition of assets or business of Parent and/or the Company or, effective as of the Effective

Time, the Surviving Corporation or their respective Subsidiaries, asserted by any Governmental Entity in connection with antitrust matters which would operate to hinder or delay the Effective Time.  Parent shall have the right to direct and control any such litigation, negotiation or other action, with counsel of its own choosing, provided that Parent shall afford the Company a reasonable opportunity to participate therein (subject to Parent’s direction and control), and the Company and Parent each agrees to reasonably cooperate with the other with respect thereto to facilitate the Closing.  At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the stores of the Company, provided that any such action shall be conditioned upon the consummation of the Merger.

(f)                                    Each of the Company, Parent and Acquiror (and/or their respective outside counsel, as appropriate) shall cooperate fully with one another in connection with any review or request for information by any Governmental Entity related to antitrust matters, including by apprising each other of communications, providing copies of documents as appropriate, and participating jointly in meetings, where advisable and permitted by the Governmental Entity involved.

8.2                                 Shareholder Meeting/Proxy Statement.

(a)                                  The Company, Parent and Acquiror shall use their respective reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act, the Securities Act and any other federal securities laws, and under any applicable state securities or blue sky Laws in connection with the Merger and the other transactions contemplated hereby.

(b)                                 The Company shall duly provide notice to each record holder of the outstanding Company Shares, and shall duly hold a meeting of its Shareholders  as promptly as practicable for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholder Meeting”), and the Company shall use its reasonable best efforts to have the Company Proxy Statement cleared by the SEC and to hold the Company Shareholder Meeting as soon as practicable after the date on which the Company Proxy Statement is cleared by the SEC.  Parent and the Acquiror shall use their reasonable best efforts to have the Company Proxy Statement cleared by the SEC.

(c)                                  In connection with the Merger and the Company Shareholder Meeting, the Company shall prepare and file with the SEC, as promptly as practicable, a proxy statement relating to the Company Shareholder Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Company Proxy Statement”) and shall use its reasonable best efforts to respond to the comments of the SEC and to cause the Company Proxy Statement to be mailed to the Company Shareholders as promptly as practicable; provided, however, that prior to the filing of the Company Proxy Statement, the Company shall consult with Parent and the Acquiror with respect to such filings and shall afford Parent and the Acquiror reasonable opportunity to comment thereon.  Parent and the Acquiror shall provide the Company with any information for inclusion in the Company Proxy Statement which may be required under applicable Law and which is reasonably requested by the Company.  The Company shall promptly notify Parent and the Acquiror of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Company Proxy Statement or for additional information, and will promptly supply Parent and the Acquiror with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or members of its staff, on the other hand with respect to the Company Proxy Statement or the Merger.  If at any time prior to the Company Shareholder Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Company Proxy Statement, the Company will prepare and mail such amendment or supplement; provided, however, that prior to such mailing, the Company shall consult with Parent and the Acquiror with respect to such amendment or supplement and shall afford Parent and the Acquiror reasonable opportunity to comment thereon.  The Company will notify Parent and the Acquiror at least 48 hours prior to the mailing of the Company Proxy Statement or any amendment or supplement thereto to the Company Shareholders.  Subject to the provisions of Section 6.2, the Company Recommendation, together with a copy of the opinion referred to in Section 4.15(b), shall be included in the Company Proxy Statement.

(d)                                 The Company represents and warrants that the Company Proxy Statement will, as of the time the Company Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company Shareholders and as of the time of the Company Shareholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  The Company Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Company Proxy Statement based on information supplied by Parent or the Acquiror for inclusion or incorporation by reference therein.

(e)                                  Parent and the Acquiror represent and warrant that the information supplied or to be supplied by Parent and the Acquiror in writing expressly for inclusion or incorporation by reference in the Company Proxy Statement will, as of the time the Company Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company Shareholders, and as of the time of the Company Shareholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Parent and the Acquiror make no representation or warranty with respect to any statements made or incorporated by reference in the Company Proxy Statement based on information supplied by Company for inclusion or incorporation by reference therein.

8.3                                 Public Announcements.  So long as this Agreement is in effect, the Company shall consult with Parent before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement except as may be required by applicable Law without the prior consent of Parent, which shall not be unreasonably withheld or delayed.  Notwithstanding anything in this Agreement to the contrary, the Company shall, as promptly as practicable after the execution hereof, file or furnish to the SEC a current report on Form 8-K which attaches as exhibits this Agreement and copies of all executed financing commitment letters received by Parent and Acquiror and delivered to the Company in connection with this Agreement.  So long as this Agreement is in effect, before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby, Parent and the Acquiror shall consult with the Company and provide the Company a reasonable period of time to review the proposed press release or public statement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law.

8.4                                 Access to Information; Notification of Certain Matters.

(a)                                  From the date hereof until the Effective Time and subject to applicable Law, the Company shall (i) give to Parent, Acquiror and their Representatives reasonable access during normal business hours to its offices, properties, books and records; (ii) furnish or make available to Parent, Acquiror and their Representatives any financial and operating data and other information as those Persons may reasonably request; and (iii) instruct its Representatives to cooperate with the reasonable requests of Parent and Acquiror in their investigation.  Any investigation pursuant to this Section shall be conducted in a manner which will not interfere unreasonably with the conduct of the business of the Company and its Subsidiaries and shall be in accordance with any other existing agreements or obligations binding on the Company or any of its Subsidiaries.  Unless otherwise required by Law, each of Parent and Acquiror will hold, and will cause its respective Representatives to hold any nonpublic information obtained in any investigation in confidence in accordance with and agrees to be bound by, the terms of that certain confidentiality agreement, dated as of November 19, 2004 (the “Confidentiality Agreement”), between the Company and the Parent.  No investigations pursuant to this Section 8.4(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

(b)                                 The Company shall give prompt notice to Parent and Acquiror, and Parent and Acquiror shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect; (ii) any failure of the Company, Parent or Acquiror, as the case may be, to materially comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to materially comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement; (iv) any actions, suits, claims, investigations or proceedings commenced or, to the best of such party’s knowledge, threatened against, or affecting such party which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated hereby; and (v) the occurrence of any event, development or circumstance which has had or would be reasonably expected to result in a Company Material Adverse Effect or Acquiror Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 8.4(b) shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice.

(c)                                  Parent, the Acquiror and their agents, shall have the right, from time to time, prior to the Closing Date or earlier termination of this Agreement, during normal business hours and after reasonable notice has been provided, to enter upon the real property owned or leased by the Company or any Company Subsidiary (collectively, the “Premises”) for the purpose of conducting visual inspections of the Premises, taking of measurements, making of surveys and generally for the reasonable performance of a standard “Phase I” investigation relating to the Premises, all at Acquiror’s sole cost and expense; provided, however, that Parent or the Acquiror shall (i) restore any damage to the Premises or any adjacent property caused by such actions within a reasonable time period after such entry; (ii) not unreasonably interfere with the conduct of the business of the Company or any Company Subsidiary and (iii) not conduct any soil borings, or groundwater testing or any other “Phase II” testing without the prior written consent of the Company.  Any entry by Parent or the Acquiror onto the Premises shall be subject to, and conducted in accordance with, any other existing agreements or obligations binding on the Company or any Company Subsidiary and all applicable Environmental Laws.  Parent and the Acquiror shall keep the Premises free and clear of any mechanic’s or materialmen’s liens arising out of any entry onto or inspection of the Premises.  Parent and the Acquiror shall not disturb the Premises beyond what is reasonably necessary to conduct its investigations.

8.5                                 Further Assurances.  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain as promptly as practicable all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Acquiror, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Acquiror, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

8.6                                 Disposition of Litigation.  The Company will consult with Parent and the Acquiror with respect to any action by any Third Party to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement and, subject to Section 6.2, will use reasonable best efforts to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement.  Acquiror may participate in (but not control) the defense of any shareholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement at Acquiror’s sole cost and expense (subject to Section 10.2).  In addition, subject to Section 6.2, the Company will not voluntarily cooperate with any Third Party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement, other than extending professional courtesies to such Third Party, and will cooperate with Acquiror to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement.

8.7                                 Confidentiality Agreement.  The parties acknowledge that the Company and Parent entered into the Confidentiality Agreement, which shall be deemed to be incorporated herein as if it were set forth in its entirety, and which Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (a) the Effective Time or (b) the expiration of the Confidentiality Agreement according to its terms; provided that, to the extent any provision of this Agreement permits Parent or Acquiror to take any action otherwise prohibited under the Confidentiality Agreement (including without limitation the ability of Parent pursuant to Section 8.3 hereof to issue press releases and make public statements after consulting with the Company and providing the Company an opportunity to review the proposed press release or public statement), the terms of this Agreement shall prevail.

8.8                                 Cooperation with Financing.  The Company shall use reasonable efforts to cooperate with and assist Acquiror in obtaining the Financing and, in this connection, the Company shall, upon the request of the Parent, (a) provide, and cause the Affiliates and Representatives of the Company to provide, financial information and projections (including updated projections) requested by the Lenders, (b) assist, and cause the Affiliates and Representatives of the Company to assist, in the preparation of a bank offering memorandum and a customary offering circular for a Rule 144A debt securities offering and other marketing materials necessary for the Lenders to effect a syndication of the Financing (including providing all financial information necessary to such offering memorandum and offering circular) and (c) make available Representatives of the Company (other than employees of the Company that are not anticipated to have a position with Parent or a Subsidiary of Parent after the Merger) for participation in road shows and presentations in connection with the marketing of the Financing to potential investors.

ARTICLE IX

CONDITIONS TO MERGER

9.1                                 Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Acquiror to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

(a)                                  the Company Shareholder Approval shall have been obtained;

(b)                                 any applicable waiting period or required approval under the HSR Act, or any other similar applicable Law, required prior to the completion of the Merger, in connection with the Merger or the other transactions contemplated by this Agreement, shall have expired or been earlier terminated or received; and

(c)                                  no Governmental Entity of competent authority or jurisdiction shall have issued any Law or taken any other action then in effect, which restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger; provided, however, that the parties hereto shall use their respective reasonable best efforts to have any such Law or other legal restraint vacated.

9.2                                 Condition to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:  (i) Parent and Acquiror shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent and Acquiror contained in this Agreement that are qualified by reference to materiality or an Acquiror Material Adverse Effect shall be true and correct when made and at and as of the Effective Time, as if made at and as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only), (B) the representations and warranties of the Parent and Acquiror set forth in Section 5.1, Section 5.2, Section 5.5 and Section 5.6 that are not qualified by Acquiror Material Adverse Effect shall have been true and correct in all respects when made and at and as of the Effective Time, as if made as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only), and (C) all other representations and warranties of Parent and Acquiror shall be true and correct when made and at and as of the Effective Time as if made at and as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have, and is not reasonably likely to have, an Acquiror Material Adverse Effect and (iii) the Company shall have received a certificate signed by the Chief Executive Officer or President of each of Parent and Acquiror to the foregoing effect.

9.3                                 Conditions to the Obligations of Acquiror.  The obligations of Parent and Acquiror to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

(a)                                  (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in this Agreement that are qualified by reference to materiality or a Company Material Adverse Effect shall be true and correct when made and at and as of the Effective Time, as if made at and as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only), (B) the representations and warranties of the Company set forth in Section 4.1(a), Section 4.2, Section 4.5, Section 4.6(b) and Section 4.15 that are not qualified by Company Material Adverse Effect shall have been true and correct in all respects (except, with respect to Section 4.5, for de minimus deviations) when made and at and as of the Effective Time, as if made at and as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only), and (C) all other representations and warranties of the Company shall have been true and correct when made and at and as of the Effective Time, as if made at and as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have, and is not reasonably likely to have, a Company Material Adverse Effect and (iii) Parent shall have received a certificate signed by the Chief Executive Officer of the Company to the foregoing effect;

(b)                                 there shall not be pending (i) any action or proceeding by any Governmental Entity or (ii) any action or proceeding by any other Person, in any case referred to in clauses (i) and (ii), before any court or Governmental Entity that has a reasonable probability of success seeking (x) to make illegal or to restrain or prohibit the consummation of the Merger or the other transactions contemplated hereby or seeking to obtain material damages, (y) to restrain or prohibit Parent’s (including its Affiliates) ownership or operation of all or any material portion of the business or assets of the Company (including the Surviving Corporation after the Effective Time) to dispose of or hold separate all or any material portion of the business or assets of the Company (including the Surviving Corporation after the Effective

Time) or its Subsidiaries, or (z) to impose or confirm material limitations on the ability of Parent or any of its Affiliates (including the Surviving Corporation after the Effective Time) to effectively control the business or operations of the Company (including the Surviving Corporation after the Effective Time) or any of its Subsidiaries or effectively to exercise full rights of ownership of the Company Shares; provided, however, that any such action or proceeding shall not be the basis for  the failure of the condition set forth in this Section 9.3(b) to be satisfied if:  (a) the parties to such action or proceeding have entered into a memorandum of understanding or other agreement (approved by Parent and the Company, which approvals shall not be unreasonably withheld) with respect to the settlement of such action or proceeding, (b) the final date by which the court requires that the members of the class or putative class of shareholders that is covered by the memorandum of understanding or other agreement (the “Class Shareholders”) complete their election to opt out of any settlement of such action or proceeding that is the subject of the memorandum of understanding has passed, (c) the number of Company Shares beneficially owned by the Class Shareholders who have been permitted by the court to opt out of any settlement of such action or proceeding that is the subject of the memorandum of understanding does not exceed the number equal to 10% of the number of Company Shares outstanding on the date hereof and (d) final approval by the court under Rule 23 of the Federal Rules of Civil Procedure (or, in the case of a state court, equivalent state rule) has been received; and

(c)                                  since the date of this Agreement, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes or could reasonably be expected to result in, a Company Material Adverse Effect; and

(d)                                 the financings and related transactions (including the sources and uses of funds) contemplated by the Bank Commitment Letter (or in any Substitute Financing, if applicable), including the repayment of the Company’s and its Subsidiaries’ indebtedness as contemplated therein, and the release of any related liens shall have been consummated on terms reasonably acceptable to Acquiror; provided, however, that the terms of the Bank Commitment Letter are hereby deemed to be acceptable to Acquiror.

ARTICLE X

TERMINATION

10.1                           Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by written notice, whether before or after the Company Shareholder Approval shall have been obtained (provided that, in the case of a termination by the Company under this Section 10.1, such termination shall also have been approved by the Special Committee):

(a)                                  by mutual written agreement of Parent and the Company, in each case duly authorized by their respective Boards of Directors;

(b)                                 by either Parent or the Company, if

(i)                                     the Merger shall not have been consummated by May 1, 2005 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section

10.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the Merger to occur on or before the End Date; provided further, however, that if the failure to consummate the Merger by such date is due solely to a delay in obtaining (A) approval for the transactions contemplated by this Agreement pursuant to the HSR Act in accordance with Section 8.1 of this Agreement and/or (B) clearance of the Company Proxy Statement in accordance with Section 8.2 of this Agreement, (I) neither Parent nor the Company shall be entitled to terminate this Agreement pursuant to this Section 10.1(b)(i) and (II) the date referred to in this Section 10.1(b)(i) shall be earlier of (1) June 30, 2005 or (2) five (5) Business Days after both of the following have occurred: (x) the approval for the transactions contemplated by this Agreement pursuant to the HSR Act shall have been obtained and (y) the Company Shareholder Approval has occurred;

(ii)                                  there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or any ruling, judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Company or Acquiror from consummating the Merger is entered and the ruling, judgment, injunction, order or decree shall have become final and nonappealable and, prior to that termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, the Law, ruling, judgment, injunction, order or decree; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the imposition of such ruling, judgment, injunction, order or decree or the failure of such ruling, judgment, injunction, order or decree to be resisted, resolved or lifted, as applicable; or

(iii)                               at the Company Shareholder Meeting or any adjournment thereof at which this Agreement has been voted upon, the Company Shareholder Approval shall not have been obtained;

(c)                                  by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Acquiror set forth in this Agreement such that any of the conditions set forth in Section 9.2(a) would not be satisfied, and such condition is either incapable of being satisfied by the End Date or is not cured within ten (10) Business Days after notice from the Company; provided, however, that the Company shall not also then be in material breach of this Agreement;

(d)                                 by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that any of the conditions set forth in Section 9.3(a) would not be satisfied, and such condition is either incapable of being satisfied by the End Date or is not cured within ten (10) Business Days after notice from the Parent; provided, however, that Parent or Acquiror shall not also then be in material breach of this Agreement; or

(e)                                  by Parent, if:

(i)                                     the Company shall have breached, in any material respects, any of its obligations under Section 6.2 or Section 8.2 (other than breaches which are cured within three (3) Business Days after notice from Parent) of this Agreement;

(ii)                                  the Board of Directors of the Company shall (A) withdraw, modify, condition or qualify the Company Recommendation in a manner adverse to Parent or Acquiror or approve or recommend to the Company Shareholders an Acquisition Proposal, (B) approve or recommend that the Company Shareholders tender their Company Shares in any tender or exchange offer that is an Acquisition Proposal or fail, within thirty (30) days of commencement of any such tender or exchange offer, to send to Company Shareholders a statement disclosing that the Company recommends rejection of such tender or exchange offer, or (C) approve a resolution or agree to do, or publicly propose to do, any of the foregoing;

(iii)                               any Person or group (other than Parent, Acquiror or their Subsidiaries) acquires Beneficial Ownership of a majority of the outstanding Company Shares; or

(iv)                              any other Third Party Acquisition shall have occurred.

(f)                                    by the Company, if (i) the Company enters into a definitive agreement for a Superior Proposal in accordance, and has otherwise complied, with Section 6.2 hereof in all material respects, (ii) concurrently with such termination, the Company shall have paid Parent the Termination Fee and (iii) at the time and in accordance with Section 10.2, the Company pays Parent the Parent Expense Reimbursement Amount.

The party desiring to terminate this Agreement pursuant to Sections 10.1(b) through (f) shall give written notice of such termination to the other party in accordance with Section 11.1 of this Agreement; provided that no termination by the Company shall be effective unless and until the Company shall have paid any Termination Fee and/or Parent Expense Reimbursement Amount required to be then paid by it pursuant to Section 10.2 of this Agreement.

10.2                           Effect of Termination.

(a)                                  In the event of termination of this Agreement by either the Company or Acquiror as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company or Acquiror or their respective Subsidiaries, officers or directors except (i) with respect to Section 8.3, Section 8.7, this Section 10.2, Section 10.3 and Article XI and (ii) with respect to any liabilities for damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b)                                 The Company agrees that if this Agreement is terminated prior to the Effective Time as a consequence of a failure or non-waiver of any condition contained in Section 9.3(a) or Section 9.3(c) or pursuant to Section 10.1(b)(iii), Section 10.1(d), Section 10.1(e) or Section 10.1(f), then the Company shall pay Acquiror an amount equal to the Parent Expense Reimbursement Amount.  Payment of the Parent Expense Reimbursement Amount pursuant to this Section 10.2(b) shall be made not later than five (5) Business Days after Parent has delivered to the Company a notice of demand for payment and a documented itemization setting forth in reasonable detail all expenses for which it seeks payment (which itemization may be supplemented and updated from time to time until the thirtieth (30th) day after Parent delivers notice of demand for payment).

(c)                                  In addition to any payment required by Section 10.2(b) and notwithstanding any other provision of this Agreement, the Company and Parent agree that:

(i)                                     if this Agreement is terminated pursuant to Section 10.1(e)(i), (ii) or (iii) or Section 10.1(f) then the Company shall immediately pay to Parent the Termination Fee;

(ii)                                  if this Agreement is terminated pursuant to Section 10.1(b)(iii) or Section 10.1(d) then, in the event that, prior to such termination, (A) any Third Party Acquisition occurs or (B) any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Acquisition Proposal (or such Acquisition Proposal becomes publicly known or is otherwise communicated to the Board of Directors of the Company or the Special Committee) that, in the event of a termination pursuant to Section 10.1(d), could reasonably be expected to lead to a Superior Proposal, the Company shall immediately pay to Parent the Termination Fee;

(iii)                               if (A) this Agreement is terminated pursuant to Section 10.1(b)(iii) or Section 10.1(d) and (B) no Termination Fee has been paid by the Company to Parent and (C) within twelve (12) months following such termination, (1) the Company enters into a definitive agreement with respect to an Acquisition Proposal or (2) any Third Party Acquisition occurs, then the Company shall immediately pay to Parent the Termination Fee upon the first to occur of the events described in clause (C)(1) and (C)(2) of this sentence; and

(iv)                              if (A) this Agreement is terminated pursuant to Section 10.1(b)(i) (provided that at the time of such termination pursuant to Section 10.1(b)(i), the conditions precedent in Section 9.1(b) and Section 9.3(d) shall have been capable of being satisfied and the reason for the Closing not having previously occurred shall not be the failure to satisfy the conditions precedent set forth in Section 9.2 through no fault of the Company) and (B) prior to such termination, (1) any Third Party Acquisition occurs or (2) any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Acquisition Proposal, or such Acquisition Proposal becomes publicly known or is otherwise communicated to the Board of Directors of the Company or the Special Committee, and (C) no Termination Fee has been paid by the Company to Parent and (D) within twelve (12) months following such termination, (1) the Company enters into a definitive agreement with respect to an Acquisition Proposal or (2) any Third Party Acquisition occurs, then the Company shall immediately pay to Parent the Termination Fee upon the first to occur of the events described in clause (D)(1) and (D)(2) of this sentence.  Solely for the purposes of Sections 10.2(c)(ii), (iii) and (iv) and Section 10.1(e)(iv) hereof, all references to 15% in the definition of the term “Acquisition Proposal” shall be deemed to be 20%.

(d)                                 The parties acknowledge that the agreements contained in Section 10.2(b) and Section 10.2(c) are an integral part of the transactions contemplated by this Agreement, and that without the agreement, they would not enter into this Agreement; accordingly, if the Company fails to pay promptly the Parent Expense Reimbursement Amount or the Termination Fee payable by it pursuant to this Section 10.2, then the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with collecting such amounts, together with interest on the amounts at the prime rate in effect from time to time and quoted in The Wall Street Journal during such period from the date such payment was due under this Agreement until the date of payment.

10.3                           Fees and Expenses.  Except as otherwise specifically provided herein, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

ARTICLE XI

MISCELLANEOUS

11.1                           Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

if to Parent or Acquiror, to:

Movie Gallery, Inc. 900 West Main Street Dothan, Alabama 36301 Attention: S. Page Todd Facsimile No.: 334-836-3626

with a copy to:

Troy & Gould Professional Corporation 1801 Century Park East, 26th Floor Los Angeles, California 90067 Attention: Lawrence P. Schnapp, Esq. Facsimile No.: 310-201-4746

and

Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309-3424 Attention: J. Vaughan Curtis Facsimile No.: 404-881-7777

if to the Company, to:

Hollywood Entertainment Corporation 9275 S.W. Peyton Lane Wilsonville, Oregon 97070 Attention: Donald Eckman Facsimile No.: 503-570-1680

with a copy to:

Gibson, Dunn & Crutcher LLP 2029 Century Park East, Suite 4000 Los Angeles, California 90067 Attention: Jonathan K. Layne, Esq. Facsimile No.: 310-552-7053

and

Stoel Rives LLP Standard Insurance Center 900 S.W. Fifth Avenue, Suite 2600 Portland, Oregon 97204-1268 Attention: Robert J. Moorman, Esq. Facsimile No.: 503-220-2480

or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, request or other communication shall be effective only (a) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by overnight courier or personal delivery when delivered at the address specified in this Section.

11.2                           Survival.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that this Section 11.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including, but not limited to, those covenants in Articles 2, 3, 7 and 11 which contemplate performance after the Effective Time.

11.3                           Amendments; No Waivers.

(a)                                  Any provision of this Agreement may be amended or waived prior to the Effective Time, if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Acquiror, or in the case of a waiver, by the party against whom the waiver is to be effective.  No amendment or waiver shall be binding on the Company unless approved by the Special Committee.

(b)                                 At any time prior to the Effective Time, Parent and the Company may with respect to the other party (a) extend the time for the performance of any of the obligations or other acts of such other party and (b) waive any inaccuracies in the representations and warranties of such other party contained herein or in any document delivered pursuant hereto.  No such extension or waiver shall be deemed or construed as a continuing extension or waiver on any occasion other than the one on which such extension or waiver was granted or as an extension or waiver with respect to any provision of this Agreement not expressly identified in such extension or waiver on the same or any other occasion.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.4                           Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that all or any of the rights or obligations of Acquiror may be assigned to any direct or indirect wholly-owned Subsidiary of Acquiror (which assignment shall not relieve Acquiror of its obligations hereunder); provided, further, that other than with respect to the foregoing proviso, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.  Any purported assignment in violation hereof shall be null and void.

11.5                           Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.  Except as set forth in Sections 3.3, 3.4 or 7.1, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

11.6                           Governing Law.  This Agreement shall be construed in accordance with and governed by the internal Laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware, except to the extent that the Merger is mandatorily governed by the laws of the State of Oregon.

11.7                           Jurisdiction.  Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware, County of New Castle or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, the United States District Court for the District of Delaware, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum.  Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts.  Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 11.1 shall be deemed effective service of process.

11.8                           Entire Agreement.  This Agreement (together with the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

11.9                           Authorship.  The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

11.10                     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.11                     Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11.12                     Headings; Construction.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  In this Agreement (a) words denoting the singular include the plural and vice versa, (b) “it” or “its” or words denoting any gender include all genders, (c) the word “including” shall mean “including without limitation,” whether or not expressed, (d) any reference herein to a Section, Article, Paragraph, Clause or Schedule refers to a Section, Article, Paragraph or Clause of or a Schedule to this Agreement, unless otherwise stated, and (e) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HOLLYWOOD ENTERTAINMENT CORPORATION, an Oregon corporation

/s/ Tim Price
By: Tim Price
Its: Chief Financial Officer

TG HOLDINGS, INC., an Oregon corporation

/s/ S. Page Todd
By: S. Page Todd
Its: Vice President

MOVIE GALLERY, INC., a Delaware corporation

/s/ S. Page Todd
By: S. Page Todd
Its: Executive Vice President